Exhibit 2.1
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Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
EXECUTION COPY
ASSET PURCHASE AGREEMENT
Dated as of October 20, 2008
By and Between

NEKTAR THERAPEUTICS (the “Company”),

AEROGEN, INC. (the “Transferring Subsidiary”),

NOVARTIS PHARMACEUTICALS CORPORATION (the “Buyer”)

and

NOVARTIS PHARMA AG (the “Intangibles Purchaser”)

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT is dated as of October 20, 2008 (this “Agreement”), by and among (i) Novartis Pharmaceuticals Corporation, a Delaware corporation (the “Buyer”), (ii) Novartis Pharma AG, a corporation organized under the laws of Switzerland, and an Affiliate of the Buyer (the “Intangibles Purchaser”), (iii) Nektar Therapeutics, a Delaware corporation (the “Company”), and (iv) AeroGen, Inc., a Delaware corporation and a direct Subsidiary of the Company (the “Transferring Subsidiary”).
RECITALS
WHEREAS, the Company Parties are engaged in the research and development of technology arising out of the business unit commonly referred to as “pulmonary” by the Company, including the formulation, filling, manufacturing and device capabilities of such unit (the “Business”); and
WHEREAS, upon the terms and conditions set forth herein, the Buyer and the Intangibles Purchaser desire to purchase, and the Company and the Transferring Subsidiary desire to sell to the Buyer and the Intangibles Purchaser, [***] the Business as set forth herein, including the Business Intellectual Property (as defined below) (the “Acquisition”);
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1 Defined Terms. Defined terms used in this Agreement have the meanings ascribed to them as follows:
“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. When used in this Agreement, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of a majority of the equity interests or the power to elect a majority of the board of directors (or Persons performing similar functions) of such Person, whether through the ownership of voting securities, status as a general partner, by contract or otherwise.
“Board of Directors” shall mean the board of directors of the Company.
“Business” shall have the meaning set forth in the Recitals, and, for the avoidance of doubt, is intended to define the scope of assets being purchased and sold hereunder, subject to the terms and conditions hereof, not the purposes for which such assets may be used.

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“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are required or authorized by law, executive order or governmental decree to be closed or (iii) a public holiday in the cantons of Basel-Landschaft and Basel-Stadt, Switzerland.
“Business Employees” shall mean the employees of the Business set forth in Schedule 1.1(a) attached hereto.
“Business Intellectual Property” shall mean any or all Intellectual Property Rights that are owned by or licensed to the Company Parties, in each case which are used, held for use in, intended for use in, developed by or that arise or have arisen out of, or necessary for the operation of the Business other than SEDS Intellectual Property and the Intellectual Property Rights on Schedule 1.1(f).
“Business Records” shall mean all books and records, including all books of account, ledgers, financial, accounting, scientific (including laboratory notebooks and invention disclosures) records and files, personnel records and files of the Transferred Employees, manuals, supplier lists and correspondence (in all cases in any form or medium) used, held for use or intended for use in the Business or arising from or necessary for the operation of the Business and such other books and records that otherwise relate primarily to the Business; provided, however, that, in each case, the Company may exclude (i) those personnel-related books and records that are prohibited by applicable Law from being transferred to the Buyer, (ii) those books and records related solely to the Retained Assets [***] and (iii) the Corporate Records.
“Buyer Service Agreement” shall mean that certain Service Agreement, to be dated as of the Closing Date, by and between the Company, the Transferring Subsidiary and the Buyer, in the form attached hereto as Exhibit A or otherwise mutually agreed by the Company and the Buyer.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Combination DMF” shall have the meaning set forth in the Exclusive License Agreement.
“Company Disclosure Schedule” shall mean the Company’s disclosure schedule delivered by the Company to the Buyer immediately prior to the execution of this Agreement and attached hereto and made a part hereof.
“Company Parties” shall mean the Company, the Transferring Subsidiary and the other direct and indirect Subsidiaries of the Company.
“Confidentiality Agreement” shall mean the Confidential Disclosure Agreement effective as of May 26, 2008, by and between the Company and Novartis Pharma AG.

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17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
“Contracts” shall mean all binding contractual arrangements, as amended from time to time (subject to Section 5.2 of this Agreement), to which any Company Party is a party or by which any of them is bound that are used, held for use or intended for use in, or that arise out of, the Business, and such other binding contractual arrangements that otherwise relate primarily to the Business.
“dollars” or “$” shall mean United States dollars.
“[***]” means [***].
“Environmental Laws” shall mean all Laws or Orders applicable to the Business or Transferred Assets relating to (i) pollution, contamination, restoration or protection of the environment, health or safety or natural resources or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.
“Environmental Reports” shall mean the documents set forth in Schedule 1.1(b) attached hereto.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Taxes” shall mean (i) all Taxes imposed on or payable by, or due to any Governmental Authority from, any Company Party other than (x) the [***] of California sales Taxes that the Buyer has agreed to pay pursuant to Section 6.4 hereof, and (y) Taxes relating to the Business or to the Transferred Assets that are attributable to, or payable for, any Post-Closing Period; and (ii) all Taxes relating to the Business or Transferred Assets that are attributable to, or payable for, any Pre-Closing Period.
“Exclusive License Agreement” shall mean that certain Exclusive License Agreement, to be dated as of the Closing Date, by and between the Company and the Intangibles Purchaser, in the form attached hereto as Exhibit B or otherwise mutually agreed by the Company and the Intangibles Purchaser.
“FDA” means the United States Food and Drug Administration, or any successor agency thereto.
“GAAP” shall mean United States generally accepted accounting principles.
“Governmental Authority” shall mean any federal, state, municipal, foreign or other governmental body, department, commission, board, bureau, agency, court or instrumentality, domestic or foreign, or other entity exercising any executive, legislative, judicial, quasi-judicial, tax, regulatory or administrative function of government, including the FDA and all foreign equivalents thereof.

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“Hazardous Substance” shall mean any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum or petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Independent Accounting Firm” shall mean KPMG LLP or, if KPMG is unable to provide services as contemplated herein, such other independent accounting firm as the parties mutually agree.
“Intellectual Property Rights” shall mean any and all rights in, arising out of or associated with (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all Know-How; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registration and applications therefor throughout the world; (e) all trade names, brand names, model names and other source indicators, logos, domain names, URLs, common law trademarks and service marks, including all good will associated therewith, and all registration and applications therefor throughout the world; (f) all mask works and all applications, registrations, and renewals in connection therewith; and (g) all databases and data collections and all rights therein throughout the world.
“Inventory” shall mean all of the Company Parties’ inventory and raw materials, work-in-process, finished products, supplies, biological and chemical materials, accessories, packaging materials, goods or parts used, held for use, held for sale or intended for use or sale in, or to be furnished in relation to the Business, or such other inventory that otherwise relates primarily to the Business.
“Know-How” shall mean ideas, inventions, discoveries, concepts, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, test data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patents and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, results of experiments, notes of experiments, specifications, compositions of matter, product samples and other samples, physical, chemical and biological materials and compounds, and the like, whether in intangible, tangible, written, electronic or other form.
“Knowledge of the Company” and similar phrases shall mean, with respect to any matter in question, the actual knowledge after due inquiry and investigation of the Persons listed in Schedule 1.1(c) attached hereto as would be reasonably expected for each such Person in such role.
“Law” shall mean any federal, state, local or foreign law, statute, common law, rule, regulation, code, directive, ordinance or other requirement of general application of any Governmental Authority, including Environmental Laws.

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17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
“Lease” shall mean that certain Sublease and Lease Agreement dated as of October 2, 1996, by and between TMT Associates, LLC (the “Landlord”) and the Company, as amended by that certain (i) First Amendment to Sublease and Lease Agreement dated as of October 30, 1996, by and between the Landlord and the Company, (ii) Letter Agreement dated as of April 9, 1997, by and between the Landlord and the Company, (iii) Third Amendment to Sublease and Lease Agreement dated as of April 16, 1997, by and between the Landlord and the Company, and (iv) Fourth Amendment to Sublease and Lease Agreement dated as of November 5, 1997, by and between the Landlord and the Company.
“Liabilities” shall mean any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, Tax, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.
“Licenses and Permits” shall mean all licenses, permits, concessions, exemptions, consents, franchises, certificates, DMFs (as defined in the Exclusive License Agreement), variances, approvals, filings and other authorizations that are required by Governmental Authorities under any applicable Law for the Company Parties to operate the Business as presently conducted and to own or use the other Transferred Assets.
“Lien” shall mean any lien, claim, charge, option, mortgage, pledge or security interest, rights of first refusal or rights of first offer, encumbrance (including leases, easements, licenses, zoning ordinances, covenants, conditions, restrictions and rights-of-way) or other similar right affecting real or personal property, in each case, whether arising by contract, operation of law or otherwise.
“[***]” means [***].
“Losses” of any Person shall mean any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses, damages, Liabilities, Taxes, costs and expenses incurred by such Person, including settlement costs, costs of collection, interest, penalties and customary attorneys’ fees, third-party expert and consultant fees and expenses, fines, judgments and awards.
“Material Adverse Effect” shall mean any event, change, circumstance or effect that is materially adverse to the financial condition, properties, assets, business, liabilities or results of operations of the Transferred Assets or the Business or the ability of the Company or the Transferring Subsidiary to consummate the transactions contemplated hereunder on a timely basis; provided, however, that a “Material Adverse Effect” shall not include (i) changes, effects and circumstances in connection with factors generally affecting the device and pharmaceutical industries, but which do not have a disproportionate impact on the Transferred Assets or the Business; or (ii) compliance by any party hereto with their respective express obligations pursuant to the terms and conditions of this Agreement.
“Nektar UK” shall mean Nektar Therapeutics UK Limited, a limited liability company formed under the laws of England and Wales.
“[***]” shall mean [***].

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Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
“Option Agreement” shall mean that certain Option Agreement dated as of October 2, 1996, by and between the Company and T.M.T. Associates, LLC.
“Order” shall mean any order, writ, injunction, judgment, decree or ruling entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other Governmental Authority of competent jurisdiction.
“Permitted Liens” shall mean (i) mechanics’, carriers’, workers’ or repairmen’s Liens arising in the ordinary course of business and securing payments or obligations that are not delinquent; (ii) Liens for Taxes, assessments and other similar governmental charges which are not due and payable; (iii) Liens that arise under zoning, land use and other similar Laws and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as used as of the date hereof; (iv) Liens that arise under leasing arrangements relating to equipment or other personal property transferred to the Buyer or the Intangibles Purchaser pursuant to this Agreement and set forth in Schedule 1.1(e) attached hereto; (v) licenses that arise under the agreements set forth in Schedules 4.1(q)(iv) or (q)(v); and (vi) other Liens set forth in Schedule 1.1(e) attached hereto.
“Person” shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Post-Closing Period” shall mean (i) any taxable period that begins after the Closing Date and (ii) the portion of a Straddle Period that begins after the Closing Date.
“Pre-Closing Period” shall mean (i) any taxable period that ends on or before the Closing Date and (ii) the portion of a Straddle Period that ends on the Closing Date.
“Proceeding” shall mean any action, suit, dispute, litigation, hearing, claim, grievance, arbitral action or other proceeding before any Governmental Authority, at law or in equity.
“Registered Intellectual Property” shall mean those United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, registered service marks, registered tradenames, applications to register trademarks, service marks or tradenames, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (c) registered copyrights and applications for copyright registration; and (d) registered domain names and applications for domain name registrations, in each case that are owned by the Company Parties as part of the Business Intellectual Property.
“Representative” shall mean any attorney, accountant, financial advisor or other authorized representative of any Person.
“Retained Intellectual Property” shall mean the Intellectual Property Rights that are owned by or licensed to the Company or the Transferring Subsidiary that do not constitute Business Intellectual Property.

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Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“SEDS Intellectual Property” shall mean those certain Intellectual Property Rights held by any Company Party relating solely to SEDS Technology and not to any other Business Intellectual Property. Notwithstanding anything to the contrary in this Agreement but subject to Section 5.15 of this Agreement, the representations or warranties of any Company Party set forth in this Agreement, any Transaction Document or any certificate executed by any Company Party for the benefit of the Buyer or the Intangibles Purchaser delivered in connection herewith apply to any of the SEDS Intellectual Property.
“SEDS Technology” shall mean [***].
“Service Agreements” shall mean the Buyer Service Agreement and the Transition Services Agreement.
“Specified Equipment” shall mean the tangible personal property set forth in Schedule 2.1(a)(iii), and the spray dryers and filler heads set forth in Schedule 1.1(g) attached hereto whether or not located at the Transferred Real Property.
“Stamford Notes” shall mean that certain $7,000,000 Vendor Loan Note (6.7% per annum) and those certain €662,727 (Euros) in loan notes payable by Stamford Devices Limited to the Company.
“Straddle Period” shall mean any taxable period that begins on or before, and ends after, the Closing Date.
“Subsidiary” and “Subsidiaries” when used with respect to any Person shall mean any Person in which such Person directly or indirectly owns fifty percent (50%) or more of the aggregate equity interests of such Person, whether voting or non-voting, or controls the ability to appoint, remove or replace a general partner, fifty percent (50%) or more of the board of directors or Persons conducting a similar function.
“[***]” shall mean [***].
“Tax” or “Taxes” shall mean (i) any taxes of any kind, including those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts (including any interest thereon) imposed by any Governmental Authority and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of a Person (A) being a “transferee” (within the meaning of Section 6091 of the Code or any other applicable Law) of another Person, (B) being a member of an affiliated, combined or consolidated group, (C) being “disregarded as an entity separate from its owner” (under Treasury Regulations Section 301.7701-2(c)(2)(i) or similar provision of state, local or non U.S. law), or (D) being subject to a contractual or other arrangement.

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17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
“Tax Proceeding” shall mean any pending or threatened Tax audit, assessment, examination, investigation or administrative or court proceeding.
“Tax Returns” shall mean all reports, estimates, declarations of estimated Tax, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“TIP Termination Agreement” shall mean that certain Termination Agreement, to be dated as of the Closing Date, by and between the Company and Novartis Vaccines and Diagnostics, Inc., in the form attached hereto as Exhibit C or otherwise mutually agreed by the Company and the Buyer.
“Transaction Documents” shall mean the Exclusive License Agreement, the Service Agreements and the TIP Termination Agreement.
“Transfer Taxes” shall mean all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes and fees arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement.
“Transferred Real Property” shall mean the real property subject to the Lease.
“Transition Services Agreement” shall mean that certain Transition Services Agreement, to be dated as of the Closing Date, by and between the Company and the Buyer, in the form attached hereto as Exhibit D or otherwise mutually agreed by the Company and the Buyer.
1.2 Other Defined Terms. The following capitalized terms are defined in this Agreement in the Section indicated below:

Defined Term	Section
401(k) Plan	5.7(c)
1060 Forms	3.2(a)
Acquisition	Recitals
Acquisition Proposal	5.3
Adjustment	2.5(c)
Agreement	Preamble
Applicable Period	5.3
ARC	5.5(b)
Assignment and Assumption Agreement	8.2(d)
Assumed Liabilities	2.2(a)
[***]	[***]
Building	4.1(e)
Business	Recitals
Buyer	Preamble
Buyer’s 401(k) Plan	5.7(c)
[***]	[***]

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Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Defined Term	Section
CIP Royalties	2.1(b)(vii)
Closing	7.1
Closing Date	7.1
COBRA	5.7(h)
Company	Preamble
Company Plan	4.1(k)(i)
Consents	2.4(a)
Corporate Records	2.1(b)(v)
Direct Claim	10.4(b)
DOJ	5.5(b)
ERISA Affiliate	4.1(k)(iii)
Excluded Contracts	2.1(b)(xii)
FTC	5.5(b)
GFCO	5.5(b)
Identified Employee	5.7(a)
indemnified party	10.3
indemnifying party	10.3
Intangibles Purchaser	Preamble
Material Contracts	4.1(p)(2)
Nonassignable Asset	2.4
Option	4.1(e)
Pearl	2.1(a)(ix)
Purchase Price	3.1
Related Person	4.1(o)
Retained Assets	2.1(b)
Retained Liabilities	2.2(b)
[***]	[***]
SEDS Contracts	4.1(q)(x)
SEDS Option Period	5.15(a)
SEDS Notice	5.15(a)
Seller Parties	5.1(c)
Severance Costs	5.7(a)
Stamford	2.1(a)(ix)
Termination Date	9.1(b)
Third Party Claim	10.4(a)
[***]	[***]
Transfer Costs	2.2(b)(v)
Transferred 201 Assets	2.1(a)(iii)
Transferred Assets	2.1(a)
Transferred Licenses	2.1(a)(v)
Transferred Employees	5.7(a)
Transferred Share Agreements	2.1(a)(ix)
Transferred Shares	2.1(a)(ix)
Transferring Subsidiary	Preamble
Violation	4.1(c)
WARN	5.2(a)(xi)

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Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
1.3 Rules of Construction. References in this Agreement to gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “to the extent” when used in this Agreement shall be deemed to be followed by the phrase “and only to the extent.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement and the Company Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
PURCHASE AND SALE OF THE TRANSFERRED ASSETS
2.1 Purchase and Sale of the Transferred Assets.
(a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, the Company or the Transferring Subsidiary shall (or shall cause the other Company Parties to) sell, transfer, convey, assign and deliver to the Buyer or the Intangibles Purchaser, and the Buyer or the Intangibles Purchaser shall purchase and acquire all of the Company Parties’ right, title and interest in, to and under all of the assets (other than the Retained Assets) used, held for use or intended for use in, or that arise out of, the Business, and such other assets that otherwise relate primarily to the Business, including:
(i) the Inventory existing on the Closing Date;
(ii) the Company Parties’ owned or leased tangible personal property that is either located at the Transferred Real Property or used, held for use or intended for use in, or that arises out of, the Business, and such other tangible personal property that otherwise relates primarily to the Business, including machinery, mobile and immobile equipment, the Specified Equipment, furniture, office equipment, furnishings, transportation equipment, supplies and other tangible personal property, and any warranties or guarantees, express or implied, existing for the benefit of the Company Parties in respect to such tangible personal property;

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17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(iii) the Company Party’s owned or leased tangible personal property located, as of the date hereof or the Closing Date, at 201 Industrial Road in San Carlos, California and that is either set forth in Schedule 2.1(a)(iii) attached hereto or used, held for use or intended for use in, or that arises out of, the Business, and such other tangible personal property that otherwise relates primarily to the Business, including machinery, mobile and immobile equipment, furniture, office equipment, furnishings, transportation equipment, supplies and other tangible personal property, and any warranties or guarantees, express or implied, existing for the benefit of the Company Parties in respect to such tangible personal property (the “Transferred 201 Assets”);
(iv) each of the Contracts, including the Lease and the Option Agreement, but excluding the Excluded Contracts;
(v) the Licenses and Permits, to the extent transferable, each of which is set forth in Schedule 2.1(a)(v) attached hereto (the “Transferred Licenses”);
(vi) express or implied warranties, representations or guarantees, whether oral, written or implied, made by suppliers of furnishing goods or services for the benefit of the Business to the extent transferable;
(vii) the information systems, hardware, software systems, transferable software licenses and database systems either (A) located at the Transferred Real Property, (B) located elsewhere but that are used exclusively in relation to the Business or run on the servers set forth in Schedule 2.1(a)(vii), and (C) the servers set forth in Schedule 2.1(a)(vii) attached hereto but, in the case of (A) and (B), excluding Company-wide systems and other Retained Assets;
(viii) the Business Intellectual Property;
(ix) subject to Schedule 3.1, the Stamford Notes, all of the shares of capital stock, options to acquire capital stock and all other securities, if any, held by any Company Party (in each case, including all accrued but unpaid dividends, interest or other rights) in each of (A) Pearl Therapeutics, Inc., a Delaware corporation (“Pearl”), and (B) Stamford Devices Limited, a company organized under the laws of the Republic of Ireland (“Stamford”) (collectively, the “Transferred Shares”), including all agreements of the Company and its Subsidiaries associated with the Transferred Shares set forth in Schedule 2.1(a)(ix) attached hereto (the “Transferred Share Agreements”);
(x) copies of the Business Records which shall be shared and transferred pursuant to Section 5.12(a); and
(xi) copies of the portions of the Corporate Records that relate primarily to the Business.

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Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
The properties, assets, rights and claims to be purchased by the Buyer or the Intangibles Purchaser pursuant to this Section 2.1(a) shall collectively be referred to herein as the “Transferred Assets.” As of the Closing, all right, title and interest to and risk of loss as to the Transferred Assets (whether or not covered by insurance) shall pass from the applicable Company Party to the Buyer or the Intangibles Purchaser free and clear of all Liens other than Permitted Liens. As of the Closing, the Transferred Assets set forth in clauses (i), (ii), (iii), (iv), (v), (vi), and(vii) of this Section 2.1(a) shall be purchased and acquired by the Buyer and the Transferred Assets set forth in clauses (viii), (ix) and (x) of this Section 2.1(a) shall be purchased and acquired by the Intangibles Purchaser.
(b) Notwithstanding anything to the contrary in Section 2.1(a) hereof, the Company and the Transferring Subsidiary shall retain all of their respective existing right, title and interest in, to and under, and the Transferred Assets shall exclude, the following assets (collectively, the “Retained Assets”):
(i) all inventory owned or used by the Company Parties relating solely to the other Retained Assets;
(ii) any Company Party’s owned or leased tangible personal property located, as of the date hereof, on the Transferred Real Property set forth in Schedule 2.1(b)(ii) attached hereto, including any warranties or guarantees, express or implied, existing for the benefit of any Company Party in respect to such tangible personal property;
(iii) all cash and cash equivalents;
(iv) all income Tax Returns, Tax refunds, Tax losses, Tax carryforwards, Tax credits and Tax benefits of any Company Party;
(v) the books, records, files and minutes of meetings of the board of directors, committees or shareholders, incorporation, stock transfer and Tax documents and all similar or related corporate records of any Company Party (the “Corporate Records”) to the extent not relating to the Business or not reasonably necessary for the reporting, operation, conduct or planning of the Business;
(vi) all of the Company Parties’ right, title and interest under this Agreement and the Transaction Documents;
(vii) [***] all right, title and interest to [***] (the “CIP Royalties”);
(viii) records pertaining to the Business Employees not constituting Transferred Employees;
(ix) the Company-wide information systems, telephone systems, the servers set forth in Schedule 2.1(b)(x) attached hereto, and database systems and software systems that are run on the servers set forth in Schedule 2.1(b)(x);
(x) the Company’s Enterprise Resource Planning (ERP) system;
(xi) the Retained Intellectual Property;

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(xii) each of the contracts, agreements, and arrangements set forth in Schedule 2.1(b)(xiii) (the “Excluded Contracts”);
(xiii) subject to Section 5.15, the SEDS Intellectual Property and SEDS Contracts; and
(xiv) the Combination DMF.
2.2 Assumption of Liabilities.
(a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, the Buyer or the Intangibles Purchaser shall (or, subject to Section 11.7 hereof, shall cause their respective Affiliates to) assume and agree to pay, discharge or perform when due, only the Liabilities expressly set forth below:
(i) subject to Section 2.4 hereof, all Liabilities arising under the Contracts relating to periods after the Closing, to the extent such Liabilities have not arisen as a result of a default or breach of any such Contract by any Company Party;
(ii) all Liabilities related to the Transferred Employees (other than salary, wages, accrued but unused paid time off, expense reimbursement payments, commissions and bonuses accrued prior to the Closing) to the extent relating to periods after the Closing and, subject to Sections 5.7 and 5.9, certain Liabilities related to the Transferred Employees under WARN;
(iii) all Liabilities related to the Transferred Assets to the extent relating to periods after the Closing, including arising out of Buyer’s or the Intangibles Purchaser’s use or ownership of the Transferred Assets relating to periods after the Closing;
(iv) all Liabilities with respect to the Transferred Assets and the Transferred Real Property arising pursuant to Environmental Laws to the extent relating to periods after the Closing;
(v) all Liabilities relating to any fees and expenses of the Buyer, the Intangibles Purchaser or any of their Affiliates incurred in connection with this Agreement, the Acquisition or the transactions contemplated hereby or thereby, including any fees or expenses of counsel to, or any brokers, financial advisors or comparable other persons retained or employed by, the Buyer, the Intangibles Purchaser or any of their Affiliates;
(vi) all Liabilities for Taxes arising out of the Business or the Transferred Assets to the extent relating to periods after the Closing Date, and all liability for [***] of California sales taxes that the Buyer has agreed to pay pursuant to Section 6.4 hereof;
(vii) all Liabilities for death, personal injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use after the Closing Date of, or exposure after the Closing Date to, any of the Transferred Assets, or any part or component thereof serviced, distributed, leased or sold after the Closing Date by or on behalf of the Buyer, the Intangibles Purchaser or any of their Affiliates, including any such Liabilities based on negligence, strict liability, product liability, design or manufacturing defect, conspiracy, failure to warn or breach of express or implied warranties of merchantability or fitness for any purpose or use, or any allegations concerning any of the foregoing;

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(viii) all Liabilities related to the Transferred Shares or the Transferred Share Agreements to the extent relating to periods after the Closing; and
(ix) all Liabilities that the Buyer or the Intangibles Purchaser has expressly agreed to retain, pay for or be responsible for pursuant to this Agreement.
The Liabilities assumed by the Buyer or the Intangibles Purchaser pursuant to this Section 2.2(a) shall collectively be referred to herein as the “Assumed Liabilities.”
(b) Except as otherwise expressly provided in this Agreement or any Transaction Document, the Company and the Transferring Subsidiary shall retain all Liabilities other than the Assumed Liabilities, including:
(i) all Liabilities related to or arising out of the Company Party’s use or ownership of the Retained Assets;
(ii) all Liabilities for Taxes relating to or arising out of the Transferred Assets or the Business to the extent attributable to or relating to periods on or prior to the Closing Date and, subject to Section 6.4, all Liabilities imposed on or payable by or due to any Governmental Authority from any Company Party;
(iii) all Liabilities related to (A) the Transferred Employees to the extent relating to periods on or prior to the Closing Date (including salary, wages, accrued but unused paid time off, expense reimbursement payments, commissions, bonuses accrued prior to the Closing, severance obligations, obligations related to stock options granted by the Company, other rights under any Company Plan (as defined herein) or other rights of payment) and (B) all employees of the Company who are not Transferred Employees;
(iv) all Liabilities relating to any fees and expenses of any Company Party incurred in connection with this Agreement, the Acquisition or the transactions contemplated hereby or thereby, including any fees or expenses of counsel to, or any brokers, financial advisors or comparable other Persons, including J.P. Morgan Securities, Inc., retained or employed by, any Company Party;
(v) all transfer, assumption or assignment fees or expenses or other amounts or obligations paid or incurred in connection with or by reason of assigning or transferring the Contracts or other Transferred Assets and Assumed Liabilities to the Buyer or the Intangibles Purchaser (the “Transfer Costs”);

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(vi) any termination fee payable by the Company, the Transferring Subsidiary, the Buyer, the Intangibles Purchaser or any of their respective Affiliates under any Contract as a result of the Acquisition or the other transactions to be consummated at the Closing, including any Contract not transferable to the Buyer or the Intangibles Purchaser pursuant to the terms of such Contract or assignable only upon the consent of the respective third party to such Contract and such third party does not consent to the assignment to the Buyer or the Intangibles Purchaser of such Contract pursuant to this Agreement;
(vii) all Liabilities with respect to the Transferred Assets and the Transferred Real Property arising pursuant to Environmental Laws to the extent relating to periods prior to or at the Closing;
(viii) subject to Section 2.4 hereof, all Liabilities arising under or related to (A) the Contracts relating to periods prior to or at the Closing, or (B) the Excluded Contracts regardless of time period;
(ix) all Liabilities related to the Transferred Assets to the extent relating to periods prior to the Closing, including arising out of the Company Parties’ use or ownership of the Transferred Assets relating to periods prior to or at the Closing;
(x) all Liabilities related to Permitted Liens to the extent arising prior to or at the Closing;
(xi) all accounts payable of the Company Parties, including all accounts payable relating to the Transferred Assets and the Business incurred by any Company Party prior to or at the Closing;
(xii) all Liabilities for death, personal injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use prior to or on the Closing Date of, or exposure prior to or on the Closing Date to, any of the Transferred Assets, or any part or component thereof serviced, distributed, leased or sold prior to or on the Closing Date by or on behalf of any Company Party, including any such Liabilities based on negligence, strict liability, product liability, design or manufacturing defect, conspiracy, failure to warn or breach of express or implied warranties of merchantability or fitness for any purpose or use, or any allegations concerning any of the foregoing;
(xiii) all Liabilities related to the Transferred Shares or the Transferred Share Agreements to the extent related to periods prior to or at the Closing;
(xiv) all Liabilities that the Company or the Transferring Subsidiary has expressly agreed to retain, pay for or be responsible for pursuant to this Agreement; and
(xv) all Liabilities related to the SEDS Contracts or the SEDS Intellectual Property.
The Liabilities retained by the Company and the Transferring Subsidiary pursuant to this Section 2.2(b) are referred to herein as the “Retained Liabilities”.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
2.3 Transfer of Transferred Assets and Assumed Liabilities. The Transferred Assets shall be sold, acquired, conveyed, transferred, assigned and delivered free and clear of all Liens other than Permitted Liens, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements, notifications, or other instruments in such form, reasonably satisfactory to the Company and the Buyer, as are necessary to effect a conveyance of the Transferred Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such agreements and instruments, and such other conveyance and assumption documents as may be required in such jurisdictions, shall be executed, upon the terms and subject to the conditions hereof, on the Closing Date by the Company, the Transferring Subsidiary, the Buyer or the Intangibles Purchaser, as applicable.
2.4 Procedures for Assets Not Transferable. (a) Notwithstanding anything to the contrary contained in this Agreement and subject to Schedule 3.1, to the extent that the sale, conveyance, transfer, assignment or delivery, or attempted sale, conveyance, transfer, assignment or delivery, to the Buyer or the Intangibles Purchaser of any Transferred Asset (a “Nonassignable Asset”) is prohibited by applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers (collectively, the “Consents”), and such Consent is not required to be delivered pursuant to Section 8.2(i) hereof, if any such Consent shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery thereof if any of the foregoing would constitute a breach of applicable Law or the rights of any third party; provided, however, that, notwithstanding the foregoing, subject to Article VIII hereof, the Closing shall occur on the terms and conditions set forth herein, including the Company’s right to receipt of the Purchase Price in full at the Closing pursuant to Section 3.1 hereof; provided, further, that the Company and the Transferring Subsidiary shall not be relieved of their obligations to sell, and the Buyer and the Intangibles Purchaser shall not be relieved of their obligations to purchase, acquire and assume, any such Nonassignable Asset. Following the Closing, the Company shall use its reasonable best efforts, and the Buyer shall cooperate with the Company, to obtain promptly such Consents. If any such Consent is obtained after the Closing, the Company or the Transferring Subsidiary, as applicable, shall convey, transfer, assign and deliver the applicable Nonassignable Asset to the Buyer or the Intangibles Purchaser. Pending receipt of any such Consent, the parties shall use their reasonable best efforts to implement an alternative arrangement to permit the Buyer or the Intangibles Purchaser, as the case may be, to realize, receive and enjoy substantially similar rights and the full benefits of any such Nonassignable Asset as if such impediment to assignment or transfer did not exist. To the extent such Nonassignable Asset is a Contract and such Contract may not be assigned to the Buyer by reason of the absence of any such Consent, then (i) the Company shall promptly pay over to the Buyer the amount of all payments received by it, from time to time, in respect of the applicable Nonassignable Assets, and (ii) the Buyer shall promptly reimburse (or the Company shall reduce any amounts payable by it under clause (i) by) the amount of any expenses incurred by the Company in the course of providing the benefits of such Nonassignable Assets in amounts consistent with expenses incurred by the Company performing such services prior to the Closing.
(b) In the event any Specified Equipment is not transferred to the Buyer at Closing, the Company and Transferring Subsidiary shall pay to Buyer (or reduce the Purchase Price hereunder) by an amount equal to the replacement cost of such Specified Equipment that is not so transferred.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
2.5 Payments Post-Closing; Prorations.
(a) If, following the Closing Date, the Company, the Transferring Subsidiary or any of their Affiliates receives any payment or other proceeds any portion of which constitutes a Transferred Asset, the Company or the Transferring Subsidiary shall promptly remit to the Buyer the amount of any such payment or proceeds to the extent such payment or proceeds constitute Transferred Assets. Any such payment or proceeds received, and any remittance made pursuant to this Section 2.5(a), shall be treated as having been received and made by the relevant entity solely as an agent for the Buyer.
(b) If, following the Closing Date, the Buyer, the Intangibles Purchaser or any of their Affiliates receives any payment or other proceeds any portion of which constitutes a Retained Asset, including the CIP Royalties, the Buyer or the Intangibles Purchaser shall promptly remit to the Company the amount of any such payment or proceeds (net of Taxes on the Buyer or the Intangibles Purchaser) to the extent such payment or proceeds constitute Retained Assets [***]. Any such payment or proceeds received, and any remittance made pursuant to this Section 2.5(b), shall be treated as having been received and made by the relevant entity solely as an agent for the Company.
(c) Except as otherwise expressly provided in this Agreement or any Transaction Document, including Section 2.2 hereof, expenses and costs (including business and license fees, utility charges, property and equipment rentals, fees, sales and service charges, and similar items, but not Taxes or other types of Liabilities) related to the Business or the Transferred Assets that are periodically invoiced (whether in advance or arrears) and the period in any such invoice includes the Closing Date, shall be prorated between the Buyer and the Company on the following basis: (i) the Company shall be responsible for all such expenses and costs allocable to the conduct of the Business or operation of the Transferred Assets for the period ending at midnight on the Closing Date and (ii) the Buyer shall be responsible for all expenses and costs allocable to the conduct of the Business or operation of the Transferred Assets after midnight on the Closing Date (the “Proration”).
(d) In the case of any Straddle Period, the amount of any Taxes for the Pre-Closing Tax Period shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period ending on (and including) the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period, and (ii) in the case of all other Taxes, be determined based on an interim closing of the books as of the close of business on the Closing Date. The balance of any Taxes for the Straddle Period shall be attributable to the Post-Closing Tax Period. In the event the Company has received prepayment on any Contract that constitutes a Transferred Asset for services to be provided after the Closing Date, such prepayment shall be credited to the account of the Buyer. In the event any Company Party has prepaid any Taxes that constitute an Assumed Liability, such Taxes shall be reimbursed by the Buyer to the Company.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(e) The initial determination of the final amount of the Proration shall be made by the Buyer. Upon such determination, but no more than ninety (90) days after the Closing Date or such later date if an invoice is received after such date, the Buyer shall submit such determination to the Company for approval. If the Company disagrees with the determination made by the Buyer of the Proration, the Company shall give prompt notice thereof, but in no event later than thirty (30) days after receipt of such determination, specifying in reasonable detail the nature and extent of such disagreement, and the Buyer and the Company shall have a period of thirty (30) days to resolve such disagreement. If the parties are unable to resolve such disagreement within such thirty (30) day period, the matter shall be resolved following the procedures contemplated in Section 3.2(b) hereof.
ARTICLE III
PURCHASE PRICE
3.1 Purchase Price. Subject to Schedule 3.1, the aggregate purchase price for the Transferred Assets and the rights conveyed by the Company and the Transferring Subsidiary to the Buyer and the Intangibles Purchaser pursuant to this Agreement shall be an amount equal to $115,000,000 (ONE HUNDRED FIFTEEN MILLION DOLLARS) (the “Purchase Price”), payable, subject to the terms and conditions hereof, in full in cash by the Buyer to the Company at the Closing by wire transfer of immediately available funds to an account designated by the Company at least five (5) Business Days prior to the Closing.
3.2 Allocation of Purchase Price.
(a) The parties hereto agree to allocate the Purchase Price (and any Liabilities assumed hereunder or under the Exclusive License Agreement that are properly treated as purchase price) in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The parties agree to act in accordance with the computations and allocations as determined pursuant to this Section 3.2 in any relevant Tax Returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law (the “1060 Forms”), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable Law. Notwithstanding the foregoing, the parties agree to allocate the Purchase Price (and any Liabilities assumed hereunder or under the Exclusive License Agreement that are properly treated as purchase price) in accordance with Schedule 3.2(a) attached hereto. The Buyer shall prepare draft 1060 Forms that are consistent with the foregoing within thirty (30) days of the Closing, which it shall submit to the Company and the Transferring Subsidiary for their consent, which consent shall not be unreasonably withheld or delayed.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(b) Any issues with respect to the allocation referred to in Section 3.2(a) above which have not been finally resolved within forty-five (45) days following the Closing shall be referred to the Independent Accounting Firm, which shall, within twenty (20) days after such submission or such longer period as the Independent Accounting Firm may reasonably require, determine and report to the Buyer and the Company upon such remaining disputed items, and such determination shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Buyer and the Intangibles Purchaser, on the one hand, and the Company and the Transferring Subsidiary, on the other hand, in such manner that the Buyer and the Intangibles Purchaser shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed items submitted to the Independent Accounting Firm that are resolved against the Buyer and the Intangibles Purchaser (as finally determined by the Independent Accounting Firm) and the denominator of which is the total dollar value of the disputed items so submitted, and the Company and the Transferring Subsidiary shall be responsible for the remainder of such fees and expenses.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
4.1 Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule, the Company and the Transferring Subsidiary hereby, jointly and severally, represent and warrant to the Buyer and the Intangibles Purchaser as set forth in this Article IV. Each disclosure set forth in the Company Disclosure Schedule shall be deemed disclosed for purposes of, and shall qualify and be treated as an exception to, any section of this Agreement to the extent disclosure in one specific section of the Company Disclosure Schedule is specifically referred to in another specific section of the Company Disclosure Schedule or indicated by appropriate cross-reference or where it is reasonably apparent from the face of the disclosure (without any additional investigation or knowledge) that a reference in one specific section in the Company Disclosure Schedule also relates to another specific section of the Company Disclosure Schedule.
(a) Due Organization. Each of the Company and the Transferring Subsidiary is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each Company Party (i) has all requisite corporate power and authority to own, lease and operate all of its properties and assets (including all of the Transferred Assets) and to carry on the Business and its other businesses as they are now being conducted and (ii) is in good standing and is duly qualified to do business in each jurisdiction in which the nature of the Business and its other businesses or the ownership, leasing or operation of its properties (including all of the Transferred Assets) makes such qualification necessary, except where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The copies of the certificate of incorporation and by-laws or similar organizational documents of the Company and the Transferring Subsidiary, which were previously made available to the Buyer, are true, complete and correct copies of such documents as in effect on the date of this Agreement. The Company Parties include all entities that are presently Affiliates of the Company. Neither the Company nor the Transferring Subsidiary holds any stock, limited liability company interest, partnership interest or any other equity interest in any Person other than the other Company Parties, Pearl and Stamford.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(b) Authorization and Validity of Agreement. The Company and the Transferring Subsidiary have all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which each is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and the Transferring Subsidiary of this Agreement and the Transaction Documents and the consummation by the Company and the Transferring Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate action or proceeding (including the approval of Company stockholders) on the part of the Company or the Transferring Subsidiary is or will be necessary for the execution, delivery and performance by the Company and the Transferring Subsidiary of this Agreement or the Transaction Documents and the consummation by the Company and the Transferring Subsidiary of the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents to which each is, or is specified to be, a party have been duly and validly executed and delivered by the Company and the Transferring Subsidiary, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the Buyer and the Intangibles Purchaser party thereto, constitute legal, valid and binding obligations of the Company and the Transferring Subsidiary, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law). The Board of Directors and the board of directors of the Transferring Subsidiary, by resolutions duly adopted at a meeting duly called and held, has each (i) determined that the Acquisition and the transactions contemplated by this Agreement and the Transaction Documents are expedient and in the best interests of the Company, the Transferring Subsidiary and their respective stockholders and declared the Acquisition and the transactions contemplated by this Agreement and the Transaction Documents advisable and (ii) approved this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents, including the Acquisition.
(c) No Conflict. The execution and delivery by the Company and the Transferring Subsidiary of this Agreement does not, and the execution and delivery by the Company and the Transferring Subsidiary of each Transaction Document to which it is or is specified to be a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by the Company and the Transferring Subsidiary with the terms hereof and thereof will not, except as set forth in the exceptions to Section 4.1(d) hereof, (i) conflict with, or result in any violation in any material respect of, or constitute in any material respect a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, acceleration or increase of any obligation or liability or the loss of a material benefit under, or the creation of a Lien on any of the Transferred Assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”), (ii) result in a Violation pursuant to any provision of the certificate of incorporation, bylaws or other governing documents of any Company Party, (iii) result in any Violation in any material respect of any material contractual obligations (including the Contracts) of any Company Party, including any contract constituting a Retained Asset, or (iv) result in any Violation in any material respect of any Licenses and Permits, Order or Law applicable to the Business or the Transferred Assets.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(d) Consents. No consent, approval, authorization, Order, Licenses and Permits, or registration, declaration or filing with, or notice to, any Governmental Authority or of, with or from any other Person, is required in connection with the execution and delivery of this Agreement or any Transaction Document by the Company or the Transferring Subsidiary or the consummation by the Company or the Transferring Subsidiary of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of such reports and other materials under the Exchange Act as may be required in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, (ii) any such consent, approval, authorization, Order, Licenses and Permits, registration, declaration, filing or notice required under the HSR Act and ARC and (iii) consents, approvals, authorizations, Orders, Licenses and Permits, registrations, declarations, filings or notices which are set forth in Schedule 4.1(d) or are not material to the Transferred Assets and the Business.
(e) Transferred Real Property. The Company has furnished to the Buyer an accurate and complete copy of each instrument comprising the Lease, together with accurate and complete copies of each material notice or waiver delivered in connection with the Lease. The Company is not in breach in any material respect or default under the Lease and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute a breach in any material respect or default under the Lease. Neither the Company nor the Transferring Subsidiary has received any written notice from the Landlord alleging that any breach or default by any Company Party exists under the terms of the Lease. The Lease will continue to be binding in accordance with its terms immediately following the Closing, except in the event the Lease would no longer be binding as a result of actions that are taken by the Buyer, the Intangibles Purchaser or any of their respective Affiliates, provided that the failure to satisfy the condition specified in Section 8.2(i) shall not in any case be deemed to result from the actions taken by the Buyer or any of its Affiliates other than if such failure results from a breach by the Buyer of Section 5.5 hereof. Other than by the instruments referred to in the definition of Lease, the Lease has not been amended or modified and no material consent or waiver has been granted with respect to any of the terms thereof. The Company has furnished to the Buyer an accurate and complete copy of the Option Agreement, pursuant to which the Company has rights to an option (the “Option”) to purchase the building (the “Building”) in which the premises subject to the Lease are located. The Company has not exercised the Option, and the Option is, to the Knowledge of the Company, in full force and effect. Other than by the instruments referred to in the definition of Option Agreement, the Option Agreement has not been amended or modified and no material consent or waiver has been granted with respect to any of the terms thereof. The Company has furnished to the Buyer a complete and accurate copy of any non-disturbance agreement presently in effect between the Company and the holder of any deed of trust encumbering the Building.
(f) Title; Sufficiency of the Assets.
(i) The Company or the Transferring Subsidiary has good, valid and marketable title, of record and beneficially, to all of the Transferred Assets (the “Transferred Assets”) and at the Closing will transfer and deliver to the Buyer or the Intangibles Purchaser legal and valid title to the Transferred Assets, free and clear of all Liens other than Permitted Liens. All of the machinery, equipment and other tangible assets included in the Transferred Assets are in good and usable condition, ordinary wear and tear excepted, have been maintained in accordance with normal industry practice and are otherwise suitable for the purposes for which they are presently used by the Company and the Transferring Subsidiary.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(ii) Schedule 4.1(f)(ii) lists all of the Transferred Shares, the Stamford Notes and the record owners thereof. The Transferred Shares are validly issued, fully paid and nonassessable and constitute all of the securities held by any Company Party in Pearl and Stamford. Other than the Transferred Share Agreements, there are no outstanding obligations, options, warrants or other rights, agreements, arrangements or commitments of any kind held by the Company Parties relating to any securities of Pearl or Stamford. Other than the Transferred Shares listed in Schedule 4.1(f)(ii), none of the Company Parties holds, directly or indirectly, any securities of any entity engaged in the Business.
(iii) The Transferred Assets comprise all of the assets employed by the Company Parties in connection with the Business, other than the Retained Assets. The Transferred Assets, the rights of the Buyer and the Intangibles Purchaser under the Transaction Documents and the rights of the Buyer and the Intangibles Purchaser under the Business Intellectual Property (subject to Section 4.1(q)(vi) hereof) are sufficient for the Buyer and the Intangibles Purchaser to operate the Business (other than the items in clauses 2.1(b)(iii), (iv), (v), (vii), (viii), (ix), (x), (xi) and (xii)) immediately following the Closing in substantially the same manner as the Business is presently conducted.
(g) Taxes. There are no Liens (other than Permitted Liens) for Taxes upon the Transferred Assets. All Taxes related to the Transferred Assets, to the extent attributable to the Pre-Closing Period, have been or shall be, when due, paid by the Company or the Transferring Subsidiary. All Tax Returns required to have been filed by the Company Parties have been timely filed (and were true, correct and complete in all material respects) and all Taxes required to be paid (including any Taxes shown to be payable on such Tax Returns) by the Company Parties have been paid. All Taxes which the Company Parties are required by Law to withhold and collect on or prior to the Closing Date from the wages of employees (including sales Taxes, withholding of Taxes from the wages of employees and withholding of Taxes on distribution or payments made to non-U.S. entities) have been, or will have been, duly withheld, collected and paid over, in each case, to the proper taxing authorities to the extent due and payable. To the Knowledge of the Company, no written claim has ever been made by any Governmental Authority in any jurisdiction where any of the Company Parties does not file Tax Returns, or pay and collect Taxes in respect of a particular type of Tax imposed by that jurisdiction, that any of such entities is, or may be, subject to an obligation to file Tax Returns, or pay or collect Taxes, in respect of such Tax in that jurisdiction. None of the Company Parties has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. There are no ongoing or pending Tax audits of any Company Party.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(h) Legal Proceedings. There are no, and since November 1, 2005 there have not been any, material Proceedings pending or, to the Knowledge of the Company, threatened in writing against, affecting or involving any of the Transferred Assets or arising out of the conduct of the Business. Neither the Company nor the Transferring Subsidiary is, or since November 1, 2005 has been, subject to any material Order affecting the Business or involving the Transferred Assets.
(i) Licenses and Permits; Compliance with Laws.
(i) Schedule 4.1(i) contains a complete and accurate list of all Licenses and Permits. The Licenses and Permits (whether or not comprising Transferred Licenses) include all licenses, permits, concessions, exemptions, consents, franchises, certificates, variances, approvals and filings with Governmental Authorities necessary for the Company Parties to own, lease and operate the Transferred Assets and to carry on the conduct of the Business as it is being conducted as of the date hereof.
(ii) The Company or the Transferring Subsidiary owns or possesses, as of the date hereof, each of the Licenses and Permits and has made (on a timely basis in all material respects) all required filings, applications and registrations with Governmental Authorities required to be made by the Company or the Transferred Subsidiary in relation to the Business and the Transferred Assets (including all authorizations required by the regulations of the FDA and all foreign equivalents thereof). All Licenses and Permits are in full force and effect and all Transferred Licenses shall remain in full force and effect immediately after the Closing.
(iii) No loss of any License or Permit is pending in any Proceeding or, to the Knowledge of the Company, has been threatened in writing by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable Law, and all Transferred Licenses may be transferred to the Buyer or the Intangibles Purchaser.
(iv) The Company and the Transferring Subsidiary are, and for the past three (3) years have been, in compliance in all material respects with (A) the terms and conditions of the Licenses and Permits and (B) all Laws applicable to the ownership or use of the Transferred Assets or the conduct of the Business as conducted by the Company or the Transferring Subsidiary at the applicable time, and the Company has not received any written notice alleging facts which, if true, would constitute a failure to comply with either (A) or (B) of this Section 4.1(i)(iv).
(v) The Company has filed with the FDA all material required notices, supplemental applications and annual or other reports required to be filed by the Company Parties in connection with the operation of the Transferred Assets or the conduct of the Business.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(j) Environmental Matters.
(i) The Company Parties have complied in all material respects with all Environmental Laws applicable to the Business, Transferred Real Property and the Transferred Assets.
(ii) Except as set forth in the Environmental Reports and as would not reasonably be expected to result in the Buyer and the Intangibles Purchaser incurring material Liabilities pursuant to Environmental Laws, (i) the Company Parties have not contaminated the Transferred Real Property with any Hazardous Substance and (ii) to the Knowledge of the Company, no other Person has contaminated the Transferred Real Property with any Hazardous Substance.
(iii) None of the Company Parties have received any written notice, demand, letter, claim or request for information indicating that any such Person may be in violation of or subject to Liability under any Environmental Laws relating to the Transferred Real Property.
(iv) No Proceeding is pending or, to the Knowledge of the Company, threatened against any Company Party with respect to the Business, the Transferred Real Property or the Transferred Assets, or against the Business, the Transferred Real Property or the Transferred Assets, under any applicable Environmental Laws, and none of the Company Parties has assumed by Contract or operation of Law with respect to the Business, the Transferred Real Property or the Transferred Assets any outstanding material Liability pursuant to any applicable Environmental Law.
(k) Employee Benefits.
(i) The term “Company Plan” includes (1) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (2) any other material plan, contract, agreement, policy or other arrangement providing for employment, severance, deferred compensation, bonus, performance awards, change-in-control benefits, stock or stock-related awards, fringe benefits, disability benefits, supplemental employment benefits, paid time off, vacation benefits, if any, retirement benefits, profit-sharing, post-retirement benefits or other employee benefits or remuneration of any kind, in each case entered into, maintained or contributed to in respect of any Business Employees or with respect to which any Company Party has any material Liability in respect of any Business Employees. Schedule 4.1(k)(i) contains a true and complete list of each Company Plan under which any Business Employee has or may have any present or future right to benefits with respect to his or her employment with the Company or the Transferring Subsidiary. Each Company Plan is maintained by and in the name of the Company or the Transferring Subsidiary.
(ii) With respect to each Company Plan, the Company has provided or made available to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of (A) all plan documents (including all amendments thereto), (B) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (C) the most recent Annual Report (Form 5500) for each plan for which such a report is required and (D) the most recent Internal Revenue Service determination letter issued to any Company Plan intended to be qualified under Section 401(a) of the Code.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(iii) No plan presently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, the Transferring Subsidiary or any of their respective ERISA Affiliates is or ever in the past was (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code or (iv) a plan that provided health or other non-pension benefits following an employee’s retirement. The term “ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
(iv) Each Company Plan has been maintained, administered and operated in material compliance with the terms and applicable provisions of ERISA, the Code and other Applicable law. The Company or the Transferring Subsidiary has received a favorable determination letter from the Internal Revenue Service or that each Company Plan that is intended to meet the qualification requirements of Section 401(a) of the Code has met such requirements and, to the Company’s knowledge, nothing has occurred since the date of such letter that could be expected to adversely affect such qualified status.
(v) All Business Employees have been paid in full all wages, salaries, bonuses, commissions, paid time off and severance for services performed up to the date hereof, and all contributions required to be made to any Company Plan have been timely made.
(vi) The Transferred Employees do not participate in any employee benefit plan, program or arrangement maintained or contributed to by the Company Parties outside of the United States.
(vii) With respect to any Company Plan that is a “group health plan” within the meaning of Section 607 of ERISA and is subject to Section 4980B of the Code, the Company has complied in all material respects with the continuation coverage requirements of the Code and ERISA with respect to the Business Employees.
(l) Labor and Employment Matters.
(i) With respect to the Business Employees (a) there are no collective bargaining or other labor union agreements presently in existence or being negotiated by the Company Parties to which any of the Company Parties is or may become a party or by which any of them is or may become bound; (b) no labor organization has been certified or recognized as the representative of any Business Employees; (c) none of the Company Parties has encountered any labor union organizing activity or had any employee strikes, material work stoppages, material slowdowns or lockouts; (d) there are no unfair labor practice charges, administrative charges or complaints pending or, to the Knowledge of the Company, threatened against the Company Parties; (e) there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company Parties by or with respect to any of the Business Employees asserting violations of any laws respecting employment, including provisions related to payment of wages, hours of work, equal opportunity, discrimination, harassment, retaliation, occupational health and safety and employee privacy rights; and (f) the Company Parties are in compliance in all material respects with all Laws respecting employment, including provisions related to payment of wages, hours of work, equal opportunity, discrimination, harassment, retaliation, citizenship and immigration, occupational health and safety, WARN and employee privacy rights.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(ii) Schedule 4.1(l)(ii) sets forth a true, complete and accurate list of each Business Employee, his or her date(s) of hire by the Company, position and title, if any, current rate of compensation (including bonuses, commissions and incentive compensation, if any), and in the case of each Business Employee, whether such employee is hourly or salaried, whether such employee is exempt or non-exempt and whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment. All such Business Employees are employed by the Company or the Transferring Subsidiary. The Company has delivered or made available to the Buyer all written employee handbooks, policies, programs and arrangements with respect to the Business Employees.
(iii) All Business Employees are employees at will or, subject to applicable employment Laws, otherwise employed such that the Company may lawfully terminate their employment at any time, with or without cause (in some cases subject to notice requirements and/or obligations to pay severance or other termination payments), without creating severance obligations. A true and correct copy of any form of non-compete, non-solicitation or confidentiality agreement presently in force with any of the Business Employees has been delivered or made available to Buyer.
(iv) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause the Company Parties to be in material breach of any material contract with any Business Employee or cause the Company Parties to be liable to pay any material severance or other material amount to any such employee.
(v) The Company reviewed all work permits, visas and other immigration documents relating to any Transferred Employees, determining that they were in compliance with Applicable Laws.
(m) Brokers, Finders, etc. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities, Inc., whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such advisor.
(n) Insurance. Schedule 4.1(n) contains a complete and accurate list of all policies or binders of insurance presently maintained by the Company or the Transferring Subsidiary that provide coverage with respect to the Transferred Assets or the conduct of the Business, showing as to each policy or binder the carrier, policy number, expiration dates and a general description of the type of coverage provided. All such policies are in full force and effect, all premiums due and payable thereon have been paid and no written notice of cancellation or termination has been received with respect to any such policy, which has not been replaced on substantially similar terms prior to the date of such cancellation.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(o) Transactions with Related Persons. Other than employment related Contracts, the Contracts do not include any agreements with any of the stockholders holding five (5) percent or more of the outstanding common stock of the Company, directors, officers or employees of the Company, the Transferring Subsidiary or any Affiliate thereof or any relative or spouse of any of the foregoing Persons or any other Affiliate of the foregoing Persons (collectively, the “Related Persons”).
(p) Material Contracts.
(i) Schedule 4.1(p) sets forth all of the Contracts, other than the SEDS Contracts:
(A) with respect to the employment or termination of, or severance or retirement arrangements relating to, any Business Employees, excluding offer letters that confirm at-will employment and ordinary course agreements to arbitrate, confidentiality agreements and equity award agreements substantially in the Company’s standard form;
(B) with respect to any bonus, retention, profit sharing, stock option, stock purchase, phantom stock, pension, retirement, post-retirement, deferred compensation, employment or other employee benefit plans, agreements, trusts, funds or other arrangements for the benefit or welfare of any Business Employee, excluding offer letters that confirm at-will employment and ordinary course agreements to arbitrate, confidentiality agreements and equity award substantially in the Company’s standard form;
(C) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(D) which provides for any payment by or to the Company or the Transferring Subsidiary in excess of [***] in any year or which is not terminable within one (1) year of that date hereof without penalty;
(E) which provides for or requires any aggregate future payments in excess of [***] with respect to, or in connection with, any capital expenditures or the acquisition or construction of fixed assets;
(F) which contains any ongoing indemnification obligation by any of the Company Parties which could reasonably be expected to require the payment by such entity in excess of [***] in the aggregate;
(G) relating to, or evidencing, indebtedness for borrowed money or any guarantee of indebtedness for borrowed money, in each case involving an amount in excess of [***] or otherwise placing a Lien on any portion of the Business or Transferred Assets;
(H) to which any Governmental Authority is a party;

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(I) the Contracts disclosed or required to be disclosed pursuant to Sections 4.1(q)(iv) or (v);
(J) with respect to any all joint venture, partnership or similar agreements or arrangements;
(K) that limit or purport to limit the ability of the any of the Company Parties, or would limit or purport to limit the ability of the Buyer, the Intangibles Purchaser or any of their Affiliates, to compete in any line of business or with any Person or in any geographic area or during any period of time and that relate to the Business or the Transferred Assets;
(L) with respect to which (a) the provider thereunder is the sole source of the respective goods or services or (b) the goods or services could not be reasonably obtained from an alternate provider on commercially reasonable terms no less favorable to the Company or the Buyer in any material respect than those set forth in relevant agreement; or
(M) is otherwise material to the conduct of the Business as presently conducted or with respect to the Transferred Assets.
(ii) The Company has previously made available to the Buyer complete and accurate copies of each Contract set forth in Schedule 4.1(p) (the “Material Contracts”). All of the Material Contracts are valid and in full force and effect. Either of the Company or the Transferring Subsidiary is party to each Material Contract and no Affiliate of the Company or the Transferring Subsidiary is party thereto. Neither the Company nor the Transferring Subsidiary, and, to the Knowledge of the Company, none of the other parties thereto, has violated in any material respect, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a material default under the provisions of, any Material Contract.
(q) Intellectual Property.
(i) Schedule 4.1(q)(i) lists all pending Proceedings before any Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Business Intellectual Property, but excluding any such Proceedings in the normal course of prosecution of any pending trademark or patent application included in the Registered Intellectual Property (including any office action, examiner interview and the like). No Business Intellectual Property is the subject of any pending Proceeding, Order or stipulation binding on any Company Party restricting in any material respect the use, transfer or licensing thereof by such Company Party.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(ii) With respect to each item of material Registered Intellectual Property, necessary registration, maintenance, annuities and renewal fees in connection with such Registered Intellectual Property have been made in a timely manner and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed in a timely manner with the relevant patent authorities in the United States and other countries of the world for the purposes of maintaining such Registered Intellectual Property, except for any failure to pay any fees or file any documents or certificates in a timely manner which has been made known to Buyer and may be corrected before the date on which the applicable Registered Intellectual Property could not be renewed or revived (as determined under applicable statute, rule or regulation).
(iii) All Registered Intellectual Property is listed in Schedule 4.1(q)(iii). The Company or the Transferring Subsidiary, and not any other Company Party, owns and has good and exclusive title, in each case free and clear of any Lien (other than Permitted Liens), to all Business Intellectual Property.
(iv) Schedule 4.1(q)(iv) lists each agreement pursuant to which any Company Party has received a license or similar rights to any Intellectual Property Rights owned by a third party that constitutes Business Intellectual Property, but excluding shrink-wrap software agreements that are generally commercially available or non-disclosure agreements that provide to any Company Party no more than limited use for evaluation of trade secrets.
(v) Schedule 4.1(q)(v) lists each agreement pursuant to which any Company Party has transferred ownership of, or granted any license or similar rights with respect to, any Business Intellectual Property to any third party.
(vi) To the Knowledge of the Company, the Company or the Transferring Subsidiary owns or possesses adequate licenses or rights to use, in each case free and clear of any Lien (other than Permitted Liens) and subject to existing rights or obligations under any Contracts or Excluded Contracts, all Business Intellectual Property, in the conduct of the Business as presently conducted.
(vii) To the Knowledge of the Company, (A) no person has infringed or misappropriated or is infringing or misappropriating any Business Intellectual Property and (B) neither the Company nor the Transferring Subsidiary nor any of their respective Affiliates has infringed or misappropriated or is infringing or misappropriating, in connection with the operation of the Transferred Assets or the conduct of the Business as presently conducted, the Intellectual Property Rights of any third party. No Company Party has received written notice that it infringes or misappropriates, or is alleged to infringe or misappropriate, the Intellectual Property Rights of any third party in connection with the operation of the Transferred Assets or the conduct of the Business as presently conducted.
(viii) All employees, officers, contractors and consultants of the Company Parties employed or providing technology-related services for the Business have executed agreements requiring assignment to a Company Party of all inventions made during the course of and as a result of their association with it as part of the Business and obligating the individual to maintain as confidential the confidential information of the applicable Company Party that constitutes Business Intellectual Property.
(ix) To the Knowledge of the Company, there are no conduct or matters which could reasonably be expected to adversely affect the validity or the enforceability of any Business Intellectual Property.
(x) Neither the SEDS Intellectual Property nor any contract, agreement or arrangement relating thereto is necessary to conduct the Business as it is presently conducted.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(r) Financial Information.
(i) [***].
(ii) [***].
(s) No Material Adverse Effect. Since June 30, 2008, no event, occurrence or circumstance has arisen that has had or could reasonably be expected to result in a Material Adverse Effect.
(t) Absence of Changes or Events. Except as expressly contemplated by this Agreement since June 30, 2008, neither the Company nor the Transferring Subsidiary, in relation to the Transferred Assets or the Business, has:
(i) borrowed any amount or incurred or become subject to any Liabilities, other than (A) Liabilities incurred in the ordinary course of business), (B) Liabilities under contracts entered into in the ordinary course of business (provided such contracts are disclosed pursuant to Section 4.1(p) hereof or are not required to be disclosed thereunder) and (C) borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);
(ii) mortgaged, pledged or subjected to any Liens (other than Permitted Liens) any portion of the Transferred Assets;
(iii) amended the charter or bylaws (or similar organizational document) of the Company or the Transferring Subsidiary;
(iv) sold, assigned, transferred or otherwise disposed of any Business Intellectual Property;
(v) adopted a plan or agreement of restructuring, merger, arrangement, consolidation, recapitalization or other reorganization;
(vi) made any change to the methods of accounting, accounting practices, accounting policies, or accounting procedures;
(vii) made any capital investment in, any loan to or any acquisition of the securities or assets constituting a business of any other Person (other than an investment by the Company in a wholly-owned Subsidiary);
(viii) entered into any employment contract with any Business Employee with base compensation exceeding $50,000 per year or any collective bargaining agreement or other labor-related agreements with any labor union, labor organization, employee association, employee bargaining agent or affiliated bargaining agent, or modified the terms of any such existing contract or agreement;

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(ix) made any other material change in employment terms (including compensation) for any Business Employees having employment contracts with annual payments exceeding $50,000 per year; or
(x) entered into any contract or agreement, whether written or oral, to do any of the actions referred to in Sections 4.1(t)(i) through (ix) above.
(u) Solvency. The Company is not now insolvent, and will not be rendered insolvent, by consummating the Acquisition. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of the Company exceeds the present fair saleable value of the Company’s assets. Immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents (i) the Company will be able to pay its Liabilities as they become due in the normal course of its business; (ii) the Company will not have unreasonably small capital with which to conduct its present or proposed business; (iii) the Company will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against the Company in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Company then due by the Company. Immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents, the cash available to the Company, after taking into account all other expected uses of such cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
(v) Regulatory Status. The Company has not received any written notice that any filings with any Governmental Authority in relation to the Business or the Transferred Assets are not presently in good standing. The Company or, to the Knowledge of the Company, the applicable third party has filed with the FDA all required notices, supplemental applications and annual or other reports, which are material to the operation of the Business as presently conducted by the Company. The Company has delivered to the Buyer copies of all (i) material reports of inspection observations, (ii) material establishment inspection reports, (iii) material warning letters and (iv) any other material documents received by the Company from the FDA or any other Governmental Authority relating to the Business or Transferred Assets that assert ongoing material lack of compliance with any Laws (including regulations promulgated by the FDA and any other Governmental Authority) by the Company.
(w) Inventory. The Inventory of the Business consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, held in amounts as required in the ordinary course of business.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
4.2 Representations and Warranties of the Buyer. The Buyer and the Intangibles Purchaser hereby, jointly and severally, represent and warrant to the Company and the Transferring Subsidiary as set forth in this Section 4.2.
(a) Due Organization and Power. Each of the Buyer and the Intangibles Purchaser is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.
(b) Authorization and Validity of Agreement. The Buyer and the Intangibles Purchaser have all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which each is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer and the Intangibles Purchaser of this Agreement and the Transaction Documents and the consummation by the Buyer and the Intangibles Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action by the board of directors of the Buyer and the Intangibles Purchaser and no other corporate action or proceeding on the part of the Buyer or the Intangibles Purchaser is or will be necessary for the execution, delivery and performance by the Buyer and the Intangibles Purchaser of this Agreement or the Transaction Documents and the consummation by the Buyer and the Intangibles Purchaser of the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents to which each is, or is specified to be, a party have been duly and validly executed and delivered by the Buyer and the Intangibles Purchaser, as applicable, and, assuming the due authorization, execution and delivery hereof by the Company and the Transferring Subsidiary party thereto, constitute legal, valid and binding obligations of the Buyer and the Intangibles Purchaser, enforceable against the Buyer and the Intangibles Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law).
(c) No Conflict. The execution and delivery of this Agreement or any Transaction Documents does not, and the Closing will not except as set forth in the exceptions to Section 4.2(d) hereof, (i) result in any violation of any provision of the articles or certificate of incorporation, by-laws or similar organizational documents of the Buyer, the Intangibles Purchaser or any of their Subsidiaries, (ii) conflict with any material loan or credit agreement, note, bond, mortgage, guarantee, deed of trust, indenture or lease, to which the Buyer, the Intangibles Purchaser or any of their Subsidiaries is a party or (iii) result in any violation of any license, permit, concession, exemption, consent, franchise, certificate, variance, approval, Order or Law applicable to the Buyer, the Intangibles Purchaser or any of their Subsidiaries or their respective properties, rights or assets, except in the case of subclause (ii) or (iii) for any such conflict or violation which would not materially adversely affect the ability of the Buyer or the Intangibles Purchaser to perform its obligations under this Agreement.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(d) Consents. No consent, approval, authorization, Order, licenses, permits, or registration, declaration or filing with, or notice to, any Governmental Authority or of, with or from any other Person, is required in connection with the execution and delivery of this Agreement or any Transaction Documents by the Buyer or the Intangibles Purchaser or the consummation by the Buyer or the Intangibles Purchaser of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of such reports and other materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby (ii) any such consent, approval, authorization, registration, declaration, filing or notice required under the HSR Act and ARC and (iii) consents, approvals, authorizations or registrations which are set forth in Schedule 4.2(d) or which would not materially adversely affect the ability of the Buyer or the Intangibles Purchaser to perform its obligations under this Agreement.
(e) Brokers, Finders, etc. None of the Buyer, the Intangibles Purchaser nor any of their Affiliates has employed any agent, broker, investment banker, financial advisor or other firm or Person in connection with the transactions contemplated by this Agreement, who is entitled to a fee or commission in connection with such transactions.
(f) Financing. The Buyer and the Intangibles Purchaser will have available to them, at the Closing, immediately available funds necessary to pay the Purchase Price.
(g) Legal Proceedings. There are no Proceedings pending or threatened against or affecting the Buyer, the Intangibles Purchaser or any of their Subsidiaries, or any of their respective properties, assets or rights, and none of the Buyer, the Intangibles Purchaser nor any of their Subsidiaries is subject to any Order which, in either case, would or seeks to enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise hinder the Buyer or the Intangibles Purchaser from timely complying with the terms and provisions of this Agreement.
(h) Investment Intent. The Buyer or the Intangibles Purchaser, as applicable, is acquiring the Transferred Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any applicable federal or state securities Laws. The Buyer and the Intangibles Purchaser acknowledge that the Transferred Shares have not been registered under the Securities Act or the securities or “blue sky” laws of any state or province and that the Transferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, provincial and foreign securities Laws, in each case to the extent applicable.
(i) [***].
(i) [***].
(ii) No Fraud Waiver. Notwithstanding anything to the contrary set forth in this Agreement, including this Section 4.2(j), in no event shall the Buyer, the Intangibles Purchaser, the Company, the Transferring Subsidiary or any of their Affiliates waive hereby, or be deemed to have waived hereby, any right, claim or cause of action that the Buyer, the Intangibles Purchaser, the Company, the Transferring Subsidiary or any of their Affiliates may have or assert against any other party hereto or any of its Affiliates relating to fraud, and the waivers in this Agreement shall not be deemed to waive or absolve the Buyer, the Intangibles Purchaser, the Company, the Transferring Subsidiary or any of their Affiliates from any Liability for fraud.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
ARTICLE V
COVENANTS
5.1 Access; Information and Records.
(a) Subject to Section 5.10 hereof, from the date hereof to the earlier of the Closing Date or the termination of this Agreement, upon reasonable prior written notice, the Company shall afford the officers, employees, auditors and other Representatives of the Buyer reasonable access, consistent with applicable Law, at all reasonable times, to officers, employees, properties, offices, plants and other facilities of the Transferring Subsidiary or any of its Subsidiaries and to all books and records of the Company Subsidiaries related to the Transferred Assets or the Business and shall furnish the Buyer with all financial, operating and other data and information as the Buyer, through its officers, employees, auditors or other Representatives, may from time to time reasonably request in writing and any reports and other documents filed by the Company Parties during such period with any Governmental Authority pursuant to the requirements of applicable Law relating to the Transferred Assets or the Business.
(b) The Buyer and the Intangibles Purchaser agree that all communications by, or at the direction of, the Buyer or the Intangibles Purchaser to any director, officer, employee or Representative of any Company Party shall be coordinated through the Company, unless the Company shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, once initially coordinated by the Company, the Buyer, the Intangibles Purchaser or their Affiliates shall be entitled to have direct communication and contact with Business Employees with regard to the terms and conditions of employment by the Buyer, the Intangibles Purchaser or their Affiliates.
(c) Within three days of the date hereof, the Company shall request from the Landlord consent for the Buyer to conduct, or cause to be conducted, a Phase II environmental risk assessment for soil and ground water at the Transferred Property (the “Phase II”). The Company shall use commercially reasonable efforts to obtain such consent and enable the Phase II to be conducted prior to Closing. The Phase II shall occur during normal business hours. The Buyer and its Representatives shall be entitled to enter the Transferred Real Property to perform the Phase II and any and all other reasonable inspections and tests reasonably required by the Buyer of the Transferred Real Property; provided, however, that (i) any inspections or tests of the Transferred Real Property leased or subleased by the Company or any of its Affiliates, including the Phase II, shall be conducted only upon receipt by the Company and the Buyer of the prior written consent of the owner of such Transferred Real Property, to the extent required by Law or contract, (ii) such inspections or tests shall be conducted at the Buyer’s sole cost and expense, and (iii) such inspections or tests shall not materially disrupt or disturb the ongoing operation of the Business, the Transferred Real

Property or the rights of any tenants or users thereof beyond a de minimis extent. In connection with the Phase II, the Buyer shall provide the Company with an original certificate of insurance, in a form reasonably approved by the Company, naming the Company, and each such other Person as the Company reasonably may name, as an additional named insured. After making any tests and inspections pursuant to this Section 5.1(c), the Buyer agrees to promptly restore the Transferred Real Property to substantially the same condition prior to such tests and inspections, which obligation shall survive any termination of this Agreement. Prior to the Closing, the Buyer agrees not to cause any lien to be imposed upon the Transferred Real Property and to indemnify, defend and hold harmless the Company, the Transferring Subsidiary and their Affiliates and respective directors, officers, managers, employees, agents, advisors, Representatives, successors and assigns (collectively, the “Seller Parties”) from and against any and all Losses by reason of any damage to the Transferred Real Property or injury to Persons caused solely by the Buyer or any of its Affiliates, agents or other Representatives in exercising their rights under this Section 5.1(c). The indemnity provided pursuant to this Section 5.1(c) shall survive the Closing and any termination of this Agreement.
5.2 Conduct of the Business Prior to the Closing Date.
From the date hereof to the earlier of the Closing Date or the termination of this Agreement (except as expressly permitted or required by this Agreement, as set forth in Schedule 5.2(a) attached hereto or to the extent the Buyer otherwise consents in writing, the Company and the Transferring Subsidiary shall, and shall cause the other Company Parties to, (A) operate the Transferred Assets and conduct the Business in the ordinary course of business consistent with past practice and (B) use its reasonable best efforts to preserve the Business intact and retain all Business Employees. Without limiting the foregoing, the Company and the Transferring Subsidiary shall, and shall cause the other Company Parties to:
(a) perform in all material respects all of their respective obligations under the Contracts in accordance with the terms thereof;
(b) pay and discharge all Liabilities related to the Transferred Assets or the Business as they become due and payable in the ordinary course of business consistent with past practice (subject to the Company’s ability to pursue in good faith any bona fide disputes);
(c) comply in all material respects with all Laws applicable to the Transferred Assets or the Business and, promptly following receipt thereof, give to the Buyer copies of any notice received from any Governmental Authority or other Person alleging any violation of any such Laws;
(d) not sell, lease, assign, transfer, license, sublicense, encumber or otherwise dispose of, in whole or in part, any of the Transferred Assets;
(e) not modify, change or otherwise alter in any material respect the fundamental nature of the Transferred Assets or the Business;
(f) not cancel, rescind, terminate, renew, assign or make any material amendment or change to any Contract, other than the expiration of a Contract in accordance with its terms as of the date hereof;

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Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(g) not incur, create or assume any indebtedness or Liabilities for borrowed money or guarantee any such obligation which would constitute an Assumed Liability;
(h) (A) not incur, create, assume or suffer to exist any Lien on any Transferred Asset (except for the Permitted Liens) unless such Lien is released upon or prior to the Closing and (B) remove the Liens by Pfizer Incorporated and its Affiliates on any Transferred Assets, including any Business Intellectual Property;
(i) except as required by any applicable Law, Governmental Authority or any Company Plan, not (A) increase the compensation, bonus or benefits of any Business Employee, (B) loan or advance any money or other property to any Business Employee, (C) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan with respect to any Business Employee, (D) pay any benefit or amount to any Business Employee not required under any Company Plan as in effect on the date of this Agreement other than payment of normal wages and salary in the ordinary course of business consistent with past practice, (E) grant any awards to any Business Employee under any bonus, incentive, performance or other compensation plan, arrangement or Company Plan or (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan;
(j) not terminate any Business Employee, except “for cause” (as such term is defined in a contract with any such Business Employee or in the Company’s personnel policies or practices);
(i) not effectuate a “plant closing,” “mass layoff” or other similar triggering event as those terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any other applicable analogous Law, affecting in whole or in part the Identified Employees;
(ii) not institute, settle or agree to settle any Proceeding by or before any Governmental Authority that creates or imposes any continuing obligation or restriction on the Transferred Assets or would otherwise constitute an Assumed Liability;
(iii) not receive a license of the kind required to be disclosed on Schedule 4.1(q)(iv) and not sell, license or sublicense or otherwise transfer any rights to any third party under any Business Intellectual Property;
(iv) not surrender, revoke or otherwise terminate any Licenses or Permits, except in connection with any renewal or reissuance of any such License or Permit;
(v) not waive, release or assign any material rights, which rights, but for such waiver, release or assignment, would have been classified as a Transferred Asset, other than in the ordinary course of business consistent with past practice;

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Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(vi) preserve materially intact the goodwill of the Business;
(vii) maintain the Transferred Assets in reasonably good condition and repair in all material respects and maintain Inventory and supplies at customary operating levels in the ordinary course of business;
(viii) maintain insurance reasonably comparable to that in effect on the date hereof and, in the event of a casualty, loss or damage to any Transferred Asset prior to the Closing Date for which the Company is insured, either repair or replace such Transferred Asset or, if the Buyer agrees, transfer the proceeds of such insurance to the Buyer at the Closing;
(ix) maintain the books, accounts and records relating to, used in or necessary for the operation of the Business in accordance with past custom and practice and in accordance with GAAP, as applicable;
(x) maintain in full force and effect all material Business Intellectual Property;
(xi) not take or omit to take any action that would reasonably be anticipated to have a Material Adverse Effect; and
(xii) not authorize any of, or commit or agree, whether in writing or otherwise, to take any of, the foregoing actions.
5.3 Acquisition Proposals. From the date hereof until the earlier of the Closing Date or the termination of this Agreement (the “Applicable Period”), without limiting the provisions of Section 5.2 hereof, the Company shall not, and shall cause its directors, officers and Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly take any action designed to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) participate in any negotiations or discussions regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment accepting any Acquisition Proposal. For purposes of this Agreement, an “Acquisition Proposal” shall mean any bona fide inquiry, proposal, request or offer from any third party relating to (A) any direct or indirect acquisition or purchase of any material portion of the Transferred Assets or the Business or (B) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Transferring Subsidiary, unless, in the case of clause (B), such third party would be required to perform, or cause any Company Party to any Transaction Document to perform, their obligations under each of the Transaction Documents and such third party expressly affirms and assumes such obligations by written instrument, a copy of which is promptly provided to the Buyer.
5.4 Non-Solicitation.
(a) Each of the Company and the Transferring Subsidiary agrees that, for a period of [***] from and after the Closing Date, neither it nor any of its Subsidiaries shall, without the prior written consent of the Buyer, directly or indirectly, solicit (i) any Transferred Employee or (ii) any Person employed by the Buyer, the Intangibles Purchaser or any of their Affiliates who became known to the Company or the Transferring Subsidiary in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the restrictions set forth in this Section 5.4(a) shall not apply to [***].

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Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(b) Each of the Buyer and the Intangibles Purchaser agrees that, for a period of [***] from and after the Closing Date, neither it nor any of its Subsidiaries shall, without the prior written consent of the Company, directly or indirectly, solicit (i) any Business Employee that is not a Transferred Employee or (ii) any Person employed by the Company, the Transferring Subsidiary or any of their Affiliates who became known to the Buyer or the Intangibles Purchaser in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the restrictions set forth in this Section 5.4(b) shall not apply to [***].
(c) The parties agree that if, in the opinion of any court of competent jurisdiction, any of the provisions contained in this Section 5.4 are not reasonable in any respect, then such court shall have the right, power and authority to excise or modify such provision or provisions of this Section 5.4 that such court may find unreasonable and to enforce the remainder of the restrictions as so amended.
5.5 Further Actions; Efforts.
(a) Subject to the terms and conditions of this Agreement, each party thereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Acquisition and the other transactions contemplated by this Agreement and the Transaction Documents, including preparing and filing as promptly as practicable all documentation, if any, to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Acquisition and the other transactions contemplated by this Agreement and the Transaction Documents, including under the HSR Act and ARC.
(b) As soon as may be reasonably practicable and in any event within (i) fourteen (14) days of the date hereof, the Company and the Buyer shall each file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) the notification and report forms relating to the transactions contemplated hereby as required by the HSR Act and (ii) twenty (20) days of the date hereof, the Company and the Buyer shall each file with the German Federal Cartel Office (Bundeskartellamt) (the “GFCO”) the notification and report forms relating to the transactions contemplated hereby as required by the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschraenkungen) (the “ARC”). The Company and the Buyer shall promptly (a) supply the other with any information that may be required in order to effectuate such filings and (b) supply any additional information that may reasonably be required by the FTC, the DOJ, the GFCO or the competition or acquisition control authorities of any other jurisdiction and which the Company and the Buyer may reasonably deem appropriate. Notwithstanding anything to the contrary in this Section 5.5, the obligation to use “commercially reasonable efforts” in connection with this Section 5.5 shall not require the Buyer, the Intangibles Purchaser, the Company, the Transferring Subsidiary or any of their Affiliates to divest any business, asset or property owned by any of them or to agree to any hold separate orders or conduct or licensing provisions relating to any business, asset or property.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(c) In the event that any Proceeding or Order is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Acquisition or any other transaction contemplated by this Agreement and the Transaction Documents, including under the HSR Act and ARC, (i) the parties hereto shall cooperate in all respects with each other and use their commercially reasonable efforts to contest and resist any such Proceeding or Order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) the parties hereto shall use their commercially reasonable efforts to defend, each at their own cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement and the Transaction Documents, including under the HSR Act and ARC.
5.6 Public Announcements. No party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or the existence of any arrangement between the parties, without the prior written consent of the Company (in the case of origination by the Buyer or the Intangibles Purchaser) or the Buyer (in the case of origination by the Company or the Transferring Subsidiary), whether named in such publicity, news release or other public announcement or not, except where such publicity, news release or other public announcement is required by law; provided, however, in such event, the party issuing such publicity, news release or other public announcement shall still be required to consult with the Company or the Buyer, as applicable, whether named in such publicity, news release or public announcement or not, a reasonable time but no less than forty-eight (48) hours prior to its release to allow the Company or the Buyer, as applicable, to comment thereon and, after its release, shall provide the other party with a copy thereof. If any party, based on the advice of its counsel, determines that this Agreement, or any of the other documents executed in connection herewith, must be filed with the SEC, then such party, prior to making any such filing, shall provide the Company or the Buyer, as applicable, and its counsel with a version of this Agreement or any other related documents which it intends to file, showing any proposed redactions, and will give due consideration to any comments provided by the Company or the Buyer, as applicable, or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC of those sections specified by the Company or the Buyer, as applicable, or its counsel.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
5.7 Company Employee Benefits.
(a) As promptly as practicable after satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, are to be satisfied on the Closing Date) set forth in Article VIII hereof, the Company shall deliver an updated Schedule 1.1(a) to the Buyer, which Schedule shall provide the Buyer with the job title, base salary and other compensation provided each Business Employee. At least two (2) days prior to the Closing Date, the Buyer shall deliver to the Company a list of the Business Employees to whom the Buyer has made or intends to make offers of employment (each, an “Identified Employee”). The Buyer shall offer employment, commencing on the Closing Date, to each Identified Employee, each at a wage, salary and incentive compensation level that are substantially comparable in the aggregate to those provided to such Identified Employee on the day preceding the Closing Date and on such other employment terms and conditions Buyer deems appropriate, including Buyer’s customary, confidentiality and non-solicitation agreements. Each Identified Employee who accepts the offer of employment from the Buyer shall be a “Transferred Employee” for purposes of this Agreement, effective as of the Closing Date (except for any Identified Employee who is receiving either short-term or long-term disability benefits as of the Closing Date, which individual shall become a Transferred Employee when he or she returns to active employment with the Buyer). The Company shall be liable for all Severance Costs. For purposes of this Agreement, the term “Severance Costs” shall mean, for each Identified Employee who does not accept the offer of employment described above, the amount of severance payments and benefits to which such employee would be entitled under any Company Plan that is a severance plan or agreement (as in effect on the date hereof) applicable to such employee, as if his employment had been involuntarily terminated on the Closing Date.
(b) From and after the Closing Date until the first anniversary of the Closing Date, the Buyer shall provide the Transferred Employees, for so long as such Transferred Employees remain employed by the Buyer or any of its Subsidiaries during such one (1) year period, health benefits (which term shall include medical, dental, vision and other welfare benefits but shall not include life insurance and post-retirement medical benefits) which are substantially comparable, in the aggregate, to those provided to employees of a division of the Buyer or any of its Subsidiaries that is of a size and nature, and in a geographic location, substantially comparable to the Company and who are in positions comparable to the positions held by such Transferred Employees with the Buyer or any of its Subsidiaries from time to time after the Closing Date.
(c) Effective as of the Closing Date, the Company shall fully vest each Transferred Employee (including any such Transferred Employee then on short-term or long-term disability) in his or her account balance under the Company’s 401(k) Plan (the “401(k) Plan”) and such Transferred Employees shall cease to participate in the 401(k) Plan as of the Closing Date. Effective on or as soon as practicable after the Closing Date, each Transferred Employee shall be eligible to commence participation in a 401(k) plan maintained by the Buyer (the “Buyer’s 401(k) Plan”). The Buyer’s 401(k) Plan will recognize the months and years of service credited to such employees under the 401(k) Plan for purposes of eligibility and vesting, but not for benefit accrual. The Buyer’s 401(k) Plan will accept the transfer of a Transferred Employee’s account balance under the 401(k) Plan, including any outstanding loans, provided that the Buyer determines that the distribution and transfer of such amount constitutes an “eligible rollover distribution” under the Code.
(d) The Company shall remain liable and retain responsibility for and continue to pay all medical, life insurance and other welfare plan expenses, premiums or adjustments, and benefits for each Business Employee with respect to claims incurred by such Business Employees on or prior to the Closing Date. The Buyer shall be liable and responsible for all medical and other welfare plan expenses, premiums or adjustments and benefits with respect to claims incurred by Business Employees after the Closing Date. For purposes of this paragraph, a claim is deemed incurred: in the case of medical benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when death occurs; and in the case of accidental death and dismemberment, when the event giving rise to the claim occurs.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(e) From and after the Closing Date, the Buyer shall recognize each Transferred Employee’s prior service with the Company, any of its Subsidiaries or a Person acquired by the Company to the same extent such service was credited by the Company, in connection with those employee benefit plans, programs or arrangements of the Buyer or any of its Affiliates (excluding Buyer’s Stock Incentive Plan and any plan or program providing life insurance or post-retirement medical benefits) in which any such employees are eligible to participate following the Closing Date, for purposes of (i) eligibility, vesting and levels of paid time off or vacation and severance benefits but not for purposes of benefit accruals under any defined benefit pension plan; (ii) benefit eligibility or accrual under a retiree medical plan or program (or its equivalent); or (iii) to the extent that such recognition would result in duplication of benefits. From and after the Closing Date, and to the extent permitted by applicable Law and/or applicable insurance providers and to the extent practicable and commercially reasonable, the Buyer shall cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent such waiting periods would be inapplicable, taking into account service with the Company and any of its Affiliates), under any group health plans of the Buyer or any of its Affiliates in which the Transferred Employees are otherwise to become eligible to participate after the Closing Date, to be waived with respect to such employees and their eligible dependents. The Buyer shall give each Transferred Employee credit for any deductibles and annual out-of-pocket limits for medical expenses paid during the applicable plan year in which the Closing occurs under any “welfare benefit” plans (within the meaning of Section 3(i) of ERISA) maintained or contributed to by the Company prior to the Closing in satisfying any deductibles and annual out-of-pocket limits for medical expenses for the same plan year under any welfare plans maintained or contributed to by the Buyer or its Affiliates in which such employees participate during such year.
(f) Except as required by applicable Law, as of the Closing Date, the Transferred Employees shall cease to accrue further benefits under the employee benefit plans and arrangements maintained by the Company and its Affiliates. From and after the Closing Date, the Company shall remain solely responsible for any and all Liabilities in respect of the Company Plans, except as otherwise provided herein.
(g) Subject to Section 5.9 hereof, the Company shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Business Employees and Governmental Authorities required by WARN or any other applicable Law, including but not limited to, the California Labor Code and any similar state law in relation to the transactions contemplated by this Agreement. At the Closing, the Company shall provide notice to Buyer setting forth the number of employees of the Company terminated in the period that is ninety (90) days prior to the Closing at any facility located in San Carlos, California.

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Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(h) The Company shall be responsible for providing all Business Employees (and their dependents) with any notices required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) with respect to any qualifying events that occur on or prior to the Closing Date and retain all obligations with respect to continuation coverage under COBRA (and any similar state law) and the regulations thereunder with respect to such qualifying events. The Buyer shall be responsible for providing all Transferred Employees (and their dependents) with any notices required by COBRA with respect to any qualifying events that occur following the Closing Date and retain all obligations with respect to any qualifying events that occur following the Closing Date and retain all obligations with respect to continuation coverage under COBRA (and any similar state law) and the regulations thereunder with respect to such qualifying events.
(i) No provision of this Agreement shall create any third party beneficiary rights in any Business Employee, any beneficiary or dependent thereof or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Transferred Employee by the Buyer or any of its Affiliates under any benefit plan that Buyer or any of its Affiliates may maintain, or otherwise. Nothing herein shall be construed as an amendment to any Company Plan for any purpose.
(j) The Company will pay, on or prior to the Closing Date, each Transferred Employee a bonus in an amount equal to each Transferred Employee’s 2008 annual bonus target under the Company’s Discretionary Performance-Based Incentive Compensation Policy for the 2008 calendar year, determined on a prorated basis for the period from January 1, 2008 to the Closing Date, payable to such Transferred Employee.
(k) The Company shall retain liability for all Company-issued stock options, restricted stock units and any other equity or equity equivalents of the Company held by the Transferred Employees as of the Closing Date.
(l) Notwithstanding anything herein to the contrary, each Business Employee who is receiving short-term or long-term disability benefits as of the Closing Date will continue employment with the Company until he or she is able to return to active employment. At such time, the Buyer will offer any such Business Employee employment on the same terms as set forth in Section 5.7(a) hereof.
(m) The Company and the Buyer will cooperate with respect to any employee communications regarding the matters provided for herein. Until the Closing Date, the Company will allow the Buyer and its representatives and agents access, upon reasonable notice, during normal working hours to the personnel, including arranging and effectuating meetings with Business Employees, provided that, by the Closing Date, the Company shall have delivered to or furnished Buyer with the complete employment and personnel files of each Identified Employee (except to the extent information is protected by any applicable Law after giving effect to any consent or waiver given by such Identified Employee). Buyer shall have the right to review any and all notices provided to the Business Employees in connection with the transactions contemplated before any such notice is distributed to such Employees. The Company shall have the right to review any and all communications, offer letters, employment agreements, confidentiality agreements, and non-compete or non-solicitation agreements that Buyer intends to provide to any Identified Employee before any such communication, offer letter or agreement is provided to an Identified Employee.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(n) Immediately prior to the Closing, the Transferred Employees will cease to contribute to the Company’s Section 125 Plan (the “Company’s 125 Plan”) and the Company’s 125 Plan will reimburse the Transferred Employees for those claims (if any) they incurred prior to the Closing Date. Contributions will be made to any Transferred Employee’s accounts under the Company’s 125 Plan for compensation earned before but not after the Closing Date. Transferred Employees who were participants in the Company’s 125 Plan for the 2008 plan year will become participants in the section 125 plan maintained by the Buyer as of the Closing Date (the “Buyer’s 125 Plan”) as if their participation in the Buyer’s 125 Plan had been continuous from January 1, 2008. Each Transferred Employee will be reimbursed for medical and dependent care expenses incurred by him or her at any time during 2008 (including claims incurred before the Closing Date), up to the amount of the elections made by each Transferred Employee under the Company’s 125 Plan for 2008, reduced by amounts previously reimbursed by the Company pursuant to the Company’s 125 Plan in 2008. To effectuate the foregoing, as soon as administratively practicable after the Closing Date, the Company will notify the Buyer whether the amounts of the account balances (if any) under the Company’s 125 Plan are positive or negative in the aggregate immediately prior to the Closing Date, and the Company will pay the Buyer such aggregate balance (if positive) or the Buyer will pay the Company such aggregate balance (if negative), with respect to all Transferred Employees who become participants in the Buyer’s 125 Plan for the 2008 plan year.
5.8 Certain Notices. From and after the date of this Agreement until the Closing, the Company and the Buyer shall promptly notify each other orally and in writing of (a) any notice or other communication from any Person alleging that the Consent of such Person may be required in connection with the Transferred Assets, including the Transferred Shares, and (b) any Proceedings commenced or, to the Knowledge of the Company or the knowledge of the Buyer, as the case may be, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Article IV or that relate to the transactions contemplated by this Agreement or (c) any breach of a representation or warranty of such party which such party expects will make it unable to satisfy any condition of such party set forth in Article VIII hereof.
5.9 WARN. Subject to Section 5.7(f) hereof, the Buyer shall not, at any time within the ninety (90) day period following the Closing Date, effectuate a “plant closing,” “mass layoff” or other similar triggering event as those terms are defined in the WARN or any other similar applicable Law, affecting in whole or in part any site of employment, facility or operating unit of the Business that results in the loss of employment of any Transferred Employees. Notwithstanding any other provision of this Agreement, the Company shall retain any and all Liabilities under WARN arising from the Acquisition in respect to all employees of the Company other than Transferred Employees.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
5.10 Confidentiality. (a) The parties hereto and/or their respective Affiliates have disclosed, and may hereafter from time to time in the course of the performance of this Agreement and the other Transaction Documents disclose for a period of [***] after the date hereof, proprietary, secret or confidential data and information (“Confidential Information”) to the other parties hereto. For the avoidance of doubt, all such data and information relating to the Business or the Transferred Assets, other than those related to the Retained Assets (collectively, “Business Confidential Information”), is Confidential Information of Buyer. Except as expressly permitted by this Agreement or a Transaction Document, the Company and the Transferring Subsidiary shall, and shall cause their respective Affiliates to, hold in confidence all Confidential Information of the Buyer, the Intangibles Purchaser and their Affiliates. Notwithstanding the foregoing, the receiving party may disclose Confidential Information of the disclosing party to the receiving party’s directors, officers, employees, Affiliates, consultants, subcontractors, sublicensees, agents or external advisors on a “need to know” basis, and solely to the extent reasonably necessary to carry out its obligations under this Agreement or the Transaction Documents, provided that such directors, officers, employees, Affiliates, consultants, subcontractors, sublicensees, agents or external advisors have been advised of the confidential nature of such information and have agreed to maintain such information as confidential and comply with non-use obligations to the same extent required by, and as stringent as, this Section 5.10.
(b) Confidential Information shall not include information that the receiving party can demonstrate:
(i) was known by the receiving party or its Affiliates prior to the date it was disclosed to the receiving party or its Affiliates by the disclosing party or its Affiliates, as evidenced by the prior written records of the receiving party or its Affiliates, provided that this exception will not apply, in the case of the Company, to any Business Confidential Information;
(ii) is lawfully disclosed to the receiving party or its Affiliates by a third party rightfully in possession of such information without an obligation of confidentiality after the date of the disclosure to the receiving party or the Affiliates;
(iii) becomes generally known to the public through no act or omission on the part of the receiving party or its Affiliates, either before or after the date of the disclosure to the receiving party or its Affiliates; or
(iv) is independently developed by the receiving party or its Affiliates without reference or access to, or reliance upon, any Confidential Information of the disclosing party or its Affiliates as demonstrated by the receiving party’s written records.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(c) The restrictions set forth in this Section 5.10 shall not prevent either party from (i) disclosing Confidential Information in connection with preparing, filing, prosecuting or maintaining the Licensed Intellectual Property (as defined in the Exclusive License Agreement) in accordance with the Exclusive License Agreement, (ii) disclosing Confidential Information to governmental agencies to the extent required by applicable Laws or desirable to obtain a regulatory approval, (iii) disclosing Confidential Information to potential private financial institution investors (under a confidentiality agreement at least as restrictive as the provisions of this Section 5.10) in connection with fundraising activities, (iv) disclosing Confidential Information to underwriters and financial advisors (under an obligation of confidentiality at least as restrictive as the provisions of this Section 5.10) in connection with the public offering of securities, (v) disclosing Confidential Information that is reasonably determined is required to be disclosed by the receiving party pursuant to a judicial or governmental order, or to public investors or governmental agencies (to comply with applicable securities or other laws) in connection with the public offering of securities, or (vi) disclosing Confidential Information as required pursuant to the exercise by each Party of its rights granted to it under this Agreement or its retained rights (under an obligation of confidentiality at least as restrictive as the provisions of this Section 5.10); provided that in the cases of (i), (ii) and (v) above, the party disclosing Confidential Information of the disclosing party shall use all reasonable efforts to provide prior written notice of such disclosure to the disclosing party and to take reasonable and lawful actions to avoid or limit such disclosure (such as seeking a protective order) or to assist the disclosing party in avoiding or limiting such disclosure.
5.11 Required Notices, Approvals and Consents. The Company shall (i) provide all notices to third parties as required pursuant to the terms of, or as otherwise required by, any of the Contracts; (ii) use its commercially reasonable efforts (A) to obtain all consents required to effect the assignment of the Contracts to the Buyer and (B) to obtain an estoppel certificate from the Landlord in form and substance reasonably acceptable to the Buyer from the Landlord; (iii) file or submit, to the FDA or any other Governmental Authority, all such duly executed filings and submissions as are necessary to transfer the rights to the Licenses and Permits (to the extent so transferable) to the Buyer; and (iv) make such filings as are reasonably necessary to transfer, to the extent so transferable from the Company under applicable Law, all special permits or licenses issued by the state or municipality in which the Transferred Real Property is located (including any environmental protection permits).
5.12 Availability of Records.
(a) After the Closing, the Company and the Transferring Subsidiary, on the one hand, and the Buyer and the Intangibles Purchaser, on the other hand, (i) shall cooperate to promptly effectuate the copying and delivery of the Corporate Records and Business Records to which the Buyer or the Intangibles Purchaser are entitled to have copies hereunder and (ii) shall make available to each other party and its respective Affiliates and Representatives, during normal business hours when reasonably requested (including in relation to any filing required to be made with the SEC), all other information, records and documents related to the Transferred Assets or the Business Records in its possession and shall preserve the same until the later of (A) six (6) years after the Closing, (B) the expiration of all statutes of limitations for assessing or collecting Taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to the Company or the Buyer, or (C) the required retention period under any applicable Law for all such information, records or documents (it being understood that the parties shall not be required to provide any Tax returns to any Person, other than as required by applicable Law). The Buyer, the Intangibles Purchaser, the Company and the Transferring Subsidiary shall also make available to each other during normal business hours, when reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters, governmental contracts, litigation or potential litigation, each as it relates to the Business, the Transferred Assets or Assumed Liabilities prior to the Closing (with respect to the Company) or from and after the Closing Date (with respect to the Buyer), including products liability and general insurance liability.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(b) Following the Closing, each of the Company and the Transferring Subsidiary will afford to the Buyer and the Intangibles Purchaser and their counsel and accountants, and each of the Buyer and the Intangibles Purchaser will afford to the Company and the Transferring Subsidiary and their counsel and accountants, during normal business hours, reasonable access to the Corporate Records or the Business Records, as applicable, in its respective possession with respect to periods prior to the Closing (in the case of Corporate Records in the possession of the Company or the Transferring Subsidiary) or the after the Closing (in the case of Business Records in the possession of the Buyer or the Intangibles Purchaser) and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the applicable party hereto to facilitate the investigation, litigation and final disposition of any claims that may have been or may be made against such party or its Affiliates, or for any other reasonable business purpose, relating to the Business, the Transferred Assets or the Assumed Liabilities (in the case of Buyer or the Intangibles Purchaser) or the Business, the Retained Assets or the Retained Liabilities (in the case of the Company or the Transferring Subsidiary). The applicable party’s agents shall keep confidential and not disclose any information learned as a result of any examination conducted pursuant to this Section 5.12(b) to any other Person without the prior consent of the Company (in the case of the Buyer or the Intangibles Purchaser) or the Buyer (in the case of the Company or the Transferring Subsidiary), unless (i) the disclosure is in response to legal order or subpoena or (ii) the information is readily ascertainable from public or published information or trade sources without violation of the foregoing provisions of this sentence. The Buyer or the Company, as applicable, shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the requesting party pursuant to this Section 5.12(b). None of the parties hereto shall be required by this Section 5.12(b) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.
(c) Subject to Section 5.10 hereof, the Company may retain a copy of any Business Records that are transferred to the Buyer or the Intangibles Purchaser and the Buyer or the Tangibles Purchaser may retain a copy of any Corporate Records of which the Buyer or the Intangibles Purchaser may receive a copy pursuant to this Agreement, and each party hereto consents and agrees to retain such records in accordance with the Company’s standard retention policies and practices.
5.13 [***].
5.14 [***].
(a) [***].
(b) [***].

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
5.15 SEDS Option.
(a) [***].
(b) [***].
(c) To the extent the Buyer or the Intangibles Purchaser does not provide the Company with the SEDS Notice prior to the expiration of the SEDS Option Period, the Buyer will forfeit all of its rights to acquire SEDS Intellectual Property pursuant to this Agreement and this Section 5.15 shall automatically expire and be of no further force or effect.
(d) Nektar UK is executing and delivering a copy of this Agreement solely with respect to this Section 5.15 and Article XI hereof and the Buyer and the Intangibles Purchaser may enforce this Section 5.15 directly against the Company, the Transferring Subsidiary and/or Nektar UK.
5.16 [***].
5.17 [***].
5.18 [***]. (a)
(i) [***]; and
(ii) [***].
[***].
(b) [***].
5.19 Parking Spaces. For so long as the Company is a tenant at 201 Industrial Road in San Carlos, California, the Company shall provide to the Buyer’s employees located at the Transferred Real Property, at no cost, such access to Parking Lot B as necessary to comply with applicable regulations and ordinances. The Company shall give Buyer written notice at least thirty (30) days prior to the termination of its lease at 201 Industrial Road, San Carlos, California.
5.20 [***].

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
ARTICLE VI
TAX MATTERS
6.1 Company Tax Returns. The Company and the Transferring Subsidiary shall be responsible for the preparation and filing of all Tax Returns required to be filed by the Company, the Transferring Subsidiaries and any of their Affiliates that include items with respect to the Business and the Transferred Assets. The Company and the Transferring Subsidiary shall make all payments required with respect to any such Tax Return, provided that the Buyer shall promptly reimburse the Company for any Taxes for which the Buyer or the Intangibles Purchaser is responsible under this Agreement upon written notice from the Company of the amount of such Taxes together with appropriate documentation.
6.2 Buyer Tax Returns. The Buyer and the Intangibles Purchaser shall be responsible for the preparation and filing of all Tax Returns required to be filed by the Buyer, the Intangibles Purchaser and any of their Affiliates that include items with respect to the Business and the Transferred Assets. The Buyer and the Intangibles Purchaser shall make all payments required with respect to any such Tax Return, provided that the Company shall promptly reimburse the Buyer for any Taxes for which the Company or the Transferring Subsidiary is responsible under this Agreement upon written notice from the Buyer of the amount of any such Taxes together with appropriate documentation.
6.3 Assistance. Each of the Company, the Transferring Subsidiary, the Buyer and the Intangibles Purchaser shall, at their own expense:
(a) provide reasonable assistance to any other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Article VI;
(b) provide reasonable assistance to any other party in preparing for any audits of, or disputes with Taxing authorities regarding, any Tax Returns relating to the Transferred Assets;
(c) make available to any other party and to any Taxing authority, as reasonably requested, all information, records and documents relating to Taxes related to the Transferred Assets;
(d) provide timely written notice to any other party of any Tax Proceeding with respect to the Transferred Assets for taxable periods for which such other party may have a Liability under this Article VI;
(e) furnish any other party with copies of all correspondence received from any Taxing authority in connection with any Tax Proceeding with respect to any taxable period for which such other party may have a Liability under this Agreement; and
(f) retain any books and records that could reasonably be expected to be necessary or useful in connection with the Company’s, the Transferring Subsidiary’s, the Buyer’s or the Intangibles Purchaser’s preparation, as the case may be, of any Tax Return, or for any Tax Proceeding related to the Transferred Assets. Such books and records shall be retained until the expiration of the applicable statute of limitations, including extensions thereof; provided, however, that in the event a Tax Proceeding has been instituted prior to the expiration of the applicable statute of limitations or in the event of any claim under this Agreement, the books and records shall be retained until there is a final determination thereof and the time for any appeals has expired.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
6.4 Transfer Taxes. The Company shall be responsible for the timely payment (on an after-tax basis) of, and shall indemnify the Buyer, the Intangible Purchaser and their respective Affiliates for, all Transfer Taxes; provided, however, that all California sales taxes arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement shall be [***] by the Company and the Buyer, and the Buyer or the Company, as the case may be, shall promptly reimburse the other party for its share of such sales taxes upon written notice from the other party of the amount of such sales taxes together with appropriate documentation. The Company shall use commercially reasonable efforts to determine whether the transactions effected pursuant to this Agreement qualify for an exemption from sales tax, provided, that the decision to claim any such exemption (on a Tax Return or otherwise) is within the Company’s sole discretion. If the Company claims an exemption from sales tax, and the exemption is later denied by the taxing authority or a court of competent jurisdiction, the Buyer shall promptly reimburse the Company for [***] of the California sales tax determined to be due and [***] of the interest assessed thereon. The Company, the Transferring Subsidiary, the Buyer and Intangibles Purchaser shall use their respective commercially reasonable efforts to deliver or facilitate delivery, as applicable, certain of the Transferred Assets, as appropriate, through an electronic delivery or in such other manner reasonably calculated and legally permitted, and take all other commercially reasonable actions necessary, to minimize or avoid the incurrence of Transfer Taxes.
ARTICLE VII
CLOSING
7.1 Closing Date. Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Article IX hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kaye Scholer LLP located at 425 Park Avenue, New York, New York 10022 at 10:00 a.m. New York time on the date (the “Closing Date”) that is the later of (a) December 31, 2008 and (b) five (5) Business Days after satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, are to be satisfied on the Closing Date) set forth in Article VIII, or at such other time or date as agreed to in writing by the parties hereto. Notwithstanding the foregoing, the Closing shall for all purposes be deemed to occur at 11:59 p.m. Eastern Standard Time on the Closing Date.
ARTICLE VIII
CONDITIONS PRECEDENT
8.1 Conditions Precedent to Obligations of Parties. The respective obligations of each of the parties hereto to effect the Acquisition are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:
(a) No Injunctions; Illegality. At the Closing Date, there shall be no Order or other legal restraint or prohibition of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Acquisition. There shall not be any action taken, or any statute, rule or regulation enacted, entered, enforced or deemed applicable to the Acquisition, by any Governmental Authority which makes the consummation of the Acquisition illegal.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(b) Governmental Consents. All material consents, approvals and authorizations of any Governmental Authority, including under the HSR Act and ARC, required to be made or obtained by the Company, the Transferring Subsidiary, the Buyer or the Intangibles Purchaser or any of their respective Affiliates to consummate the Acquisition, shall be in full force and effect.
(c) No Proceedings. There shall not be pending or threatened any investigation or Proceeding to which a Governmental Authority is a party, including under the HSR Act and ARC, (i) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit or limit the ownership or operation by the Buyer, the Intangibles Purchaser, the Company or the Transferring Subsidiary of any material portion of the Transferred Assets or the Business.
8.2 Conditions to Obligations of the Buyer and the Intangibles Purchaser. The obligations of the Buyer and the Intangibles Purchaser to effect the Acquisition are subject to the satisfaction (unless waived by the Buyer), at or prior to the Closing Date, of each of the following conditions:
(a) Representations and Warranties. Each of the representations and warranties of the Company or the Transferring Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and (except to the extent such representations and warranties speak as of any earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
(b) Performance of Obligations of the Company. Each of the Company and the Transferring Subsidiary shall have performed or complied, in all material respects, with all of its respective obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.
(c) Assignment and Conveyance Instruments. The Buyer shall have received an Assignment and Assumption Agreement, in a form mutually agreed by the Company and the Buyer (the “Assignment and Assumption Agreement”), duly executed and delivered by the Company and the Transferring Subsidiary and any other assignment and conveyance instruments required under Section 2.3 hereof, including such instruments as are necessary to effect the valid transfer to the Buyer or the applicable the Intangibles Purchaser of the Specified Equipment.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(d) Service Agreements. The Buyer shall have received the Services Agreements duly executed and delivered by the Company.
(e) Exclusive License Agreement. The Buyer shall have received the Exclusive License Agreement duly executed and delivered by the Company.
(f) FIRPTA Certificate. The Company and the Transferring Subsidiary shall each have delivered to Buyer a certificate in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under section 1445 of the Code and the Treasury Regulations promulgated thereunder.
(g) Opinions of the Company’s Counsel. The Buyer shall have received opinions dated the Closing Date from each of the counsel to the Company, substantially in the forms of Exhibit E and Exhibit F.
(h) Consents and Permits. The written consents to the transfer and assignment of the Contracts set forth in Schedule 8.2(i) attached hereto shall have been obtained.
(i) Other Documents. The Buyer shall have received such other documents and instruments as counsel for the Buyer and the Company mutually agree to be reasonably necessary to consummate the transactions described herein.
(j) No Litigation. There shall not be pending any meritorious Proceeding to which a third party is a party (i) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit or limit the ownership or operation by the Buyer, the Intangibles Purchaser, the Company or the Transferring Subsidiary of any material portion of the Transferred Assets or the Business.
8.3 Conditions to the Obligations of the Company and the Transferring Subsidiary. The obligations of the Company and the Transferring Subsidiary to effect the Acquisition are subject to the satisfaction (unless waived by the Company), at or prior to the Closing Date, of each of the following conditions:
(a) Representations and Warranties. Each of the representations and warranties of the Buyer or the Intangibles Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and (except to the extent such representations and warranties speak as of any earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of the Buyer by the Chief Executive Officer and the Chief Financial Officer of the Buyer to such effect.
(b) Performance of Obligations of the Buyer. Each of the Buyer and the Intangibles Purchaser shall have performed or complied, in all material respects, with all of its respective obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Buyer by the Chief Executive Officer and Chief Financial Officer of the Buyer to such effect.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(c) Purchase Price. The Company shall have received the Purchase Price at the Closing in full in cash by wire transfer of immediately available funds to an account designated by the Company at least two (2) Business Days prior to the Closings.
(d) Assignment and Conveyance Instruments. The Company shall have received the Assignment and Assumption Agreement duly executed and delivered by the Buyer and the Intangibles Purchaser and any other assignment and conveyance instruments required under Section 2.3 hereof.
(e) Service Agreements. The Company shall have received the Buyer Service Agreement and the Transition Services Agreement duly executed and delivered by the Buyer.
(f) Exclusive License Agreement. The Company shall have received the Intellectual Property License agreement duly executed and delivered by the Intangibles Purchaser.
(g) Other Documents. The Company shall have received such other documents and instruments as counsel for the Buyer and the Company mutually agree to be reasonably necessary to consummate the transactions described herein.
ARTICLE IX
TERMINATION
9.1 Termination. This Agreement may be terminated and the Acquisition contemplated hereby may be abandoned at any time prior to the Closing:
(a) by mutual written consent of the Buyer and the Company;
(b) by either the Company or the Buyer, upon written notice to the other party, in the event the Acquisition shall not have been consummated within one (1) year of the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of such consummation to occur on or before the Termination Date;
(c) by either the Company or the Buyer, upon written notice to the other party, if any Governmental Authority shall have issued an Order or taken any other action (which the parties shall have used their respective reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.5 hereof) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and nonappealable;

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(d) by the Buyer, upon written notice to the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company or the Transferring Subsidiary contained in this Agreement, which breach would, individually or in the aggregate together with all such other then uncured breaches by the Company and the Transferring Subsidiary, constitute grounds for the conditions set forth in Section 8.2(a) or (b) not to be satisfied at the Closing Date and such breach is not reasonably capable of being cured (i) prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) thirty (30) days after the Buyer has provided to the Company written notice of such breach and (B) three (3) Business Days prior to the Termination Date; or
(e) by the Company, upon written notice provided to the Buyer, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Buyer or the Intangibles Purchaser contained in this Agreement which breach would, individually or in the aggregate together with all such other then uncured breaches by the Buyer and the Intangibles Purchaser, constitute grounds for the conditions set forth in Section 8.3(a) or (b) not to be satisfied at the Closing Date and such breach is not reasonably capable of being cured (i) prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) thirty (30) days after the Company has provided to the Buyer written notice of such breach and (B) three (3) Business Days prior to the Termination Date.
9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or the Buyer as provided in Section 9.1 hereof, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the parties hereto or their respective officers, directors or other Affiliates, except for Section 5.6, Section 5.10, this Section 9.2, Article X and Article XI, each of which shall survive termination; provided, however, that nothing herein shall relieve any party from liability for any intentional and material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement.
ARTICLE X
INDEMNIFICATION
10.1 Indemnification by the Company.
(a) From and after the Closing, the Company and the Transferring Subsidiary, jointly and severally, shall indemnify the Buyer, the Intangibles Purchaser, their respective Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless, from and against, any and all Losses, as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:
(i) any breach of any representation or warranty of the Company or the Transferring Subsidiary contained in this Agreement or any Transaction Document or in any certificate executed by the Company or the Transferring Subsidiary for the benefit of the Buyer or the Intangibles Purchaser delivered in connection herewith;

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(ii) the failure by the Company or the Transferring Subsidiary to perform any covenant, agreement, obligation or undertaking contained in this Agreement, including Section 11.3 hereof, or any Transaction Document;
(iii) any Retained Liability or the operation or ownership of the Retained Assets, except to the extent any such Loss results from a failure by the Buyer or the Intangibles Purchaser to perform any covenant, agreement, obligation or undertaking contained in this Agreement or any Transaction Document;
(iv) any Excluded Taxes; and
(v) any fees, expenses or other payments incurred or owed by the Company, the Transferring Subsidiary or any of their respective Affiliates to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.
(b) Notwithstanding anything to the contrary in this Agreement, any Transaction Document or any certificate or agreement executed by the Company or the Transferring Subsidiary for the benefit of the Buyer or the Intangibles Purchaser delivered in connection herewith, the Company and the Transferring Subsidiary shall not have any liability:
(i) under Section 10.1(a)(i) unless the aggregate of all Losses for which the Company and the Transferring Subsidiary would, but for this clause (i), be liable under Section 10.1(a)(i) exceeds, on a cumulative basis, an amount equal to [***] of such Losses; provided, however, that this clause (i) shall not apply to any claim for indemnification arising out of (x) fraud (including any willful misrepresentation or willful concealment) by or on behalf of the Company or the Transferring Subsidiary or (y) a breach or alleged breach of [***]; or
(ii) under Section 10.1(a)(i) in excess of [***] in the aggregate; provided, however, that this clause (ii) shall not apply to any claim for indemnification arising out of (x) fraud (including any willful misrepresentation or willful concealment) by or on behalf of the Company or the Transferring Subsidiary or (y) a breach or alleged breach of [***].
For the avoidance of doubt, the limits set forth in this Section 10.1(b) shall apply only to such claims made pursuant to Section 10(a)(i) and shall not limit claims made in respect of the same subject matter pursuant to another provision of this Agreement or otherwise.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
10.2 Indemnification by the Buyer. From and after the Closing, the Buyer and the Intangibles Purchaser, jointly and severally, shall indemnify the Company, the Transferring Subsidiary, their respective Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from and against, any and all Losses, as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:
(a) any breach of any representation or warranty of the Buyer or the Intangibles Purchaser contained in this Agreement, any Transaction Document or in any certificate executed by the Buyer or the Intangibles Purchaser for the benefit of the Company or the Transferring Subsidiary delivered in connection herewith;
(b) the failure by the Buyer or the Intangibles Purchaser to perform any covenant, agreement, obligation or undertaking contained in this Agreement or any Transaction Document; and
(c) any Assumed Liability or the ownership or operation of the Transferred Assets by the Buyer, the Intangible Purchaser or their respective Affiliates, except to the extent any such Loss results from a failure by the Company or the Transferring Subsidiary to perform any covenant, agreement, obligation or undertaking contained in this Agreement or in any Transaction Document.
10.3 Termination of Indemnification. (i) The obligations to indemnify and hold harmless any party, pursuant to Section 10.1(a)(i) or 10.2(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.5; and (ii) the other clauses of Sections 10.1 and 10.2, shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified pursuant to this Article X (an “indemnified party”) shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice of such claim pursuant to Section 10.4 hereof to the party to be providing such indemnification (an “indemnifying party”).
10.4 Procedures.
(a) Procedures for Third Party Claims.
(i) If a claim by a third party is made against an indemnified party arising out of a matter for which such indemnified party is entitled to be indemnified under this Agreement (a “Third Party Claim”), such indemnified party shall promptly notify the indemnifying party in writing of such claim. The failure to notify promptly the indemnifying party hereunder shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually and materially prejudiced by such failure. The indemnifying party shall be responsible for the reasonable fees and expenses of counsel employed by the indemnified party, provided that in no event shall the indemnifying party be liable for the fees and expenses of more than one such counsel (in addition to the reasonable fees of one local counsel) for all indemnified parties in connection with any one action or separate but similar or related actions arising out of the same general allegations or circumstances.
(ii) The indemnifying party shall be entitled to participate in the defense of a Third Party Claim, individually or jointly, through their counsel, at their own expense, provided that with respect to any Third Party Claim, the indemnified party shall control all proceedings taken in connection with such Third Party Claim and, without limiting the foregoing, may in its sole discretion, subject to Section 10.4(a)(iii), either pay the amount claimed and sue for a refund where applicable Law permits such refund suits, settle or contest the Third Party Claim in any permissible manner.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(iii) So long as the indemnifying party is participating in the defense of a Third Party Claim in good faith, the indemnified party shall reasonably cooperate with the indemnifying party by (x) providing records, information and testimony that are reasonably relevant to such Third Party Claim, including any counterclaims filed by the indemnified party, (y) providing access to properties and individuals as reasonably requested by the indemnified party and (z) attending such conferences, discovery proceedings, hearings, trials, appeals and other proceedings as may be reasonably requested in connection therewith, in each case at the expense of the indemnifying parties. Neither the indemnified party nor the indemnifying party shall settle or compromise any Third Party Claim without the written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed. No such consent will be required if the party proposing such settlement (a)(A) agrees in writing to forego all claims for indemnification from the indemnifying party with respect to such Third Party Claim or (B) reasonably believes itself to be potentially or actually exposed to non-monetary remedies and (b) the settlement provides a release of the other party with respect to all such Third Party Claims and does not contain any allegations or statements that the other party or its Affiliates is culpable, liable or at fault.
(b) Procedures for Direct Claims. In the event any indemnified party should have a claim against any indemnifying party under this Agreement that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party (a “Direct Claim”), the indemnified party shall deliver notice of such Direct Claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party hereunder shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually and materially prejudiced by such failure. If the indemnifying party does not notify in writing the indemnified party within thirty (30) calendar days that it disputes its liability to the indemnified party such Direct Claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined.
10.5 Survival. The representations and warranties of the parties contained in this Agreement or any certificate delivered in connection herewith shall survive the Closing for [***]. The agreements and covenants and other indemnification provisions of the parties contained in this Agreement shall survive indefinitely, unless otherwise provided in this Agreement.
10.6 Tax Treatment. All payments made pursuant to this Article X shall be treated to the extent permitted by applicable Law as adjustments to the Purchase Price for all Tax purposes.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
10.7 Tax Refunds. The party bearing the liability or obligation to indemnify for any Taxes shall be entitled to any refunds, credits or offsets of such Taxes. The Buyer shall promptly forward to the Company, or after the Buyer’s receipt reimburse the Company, for any refunds or credits due the Company (net of the cost to, or the Taxes imposed on, the Buyer with respect to the receipt of such Tax refunds) pursuant to the terms of this Section 10.7, and the Company shall promptly forward to the Buyer, or after the Company’s receipt reimburse the Buyer, for any refunds or credits due the Buyer pursuant to the terms of this Section 10.7.
10.8 Indemnification Not Affected by Investigation. The Company and the Transferring Subsidiary hereby acknowledge and agree that any actual or constructive knowledge on the part of the Buyer of any breach of any of the representations and warranties of the Company and the Transferring Subsidiary contained in this Agreement to be true and correct shall in no way affect or limit the applicability of the indemnification provisions contained in this Article X or the ability of the Buyer and any of its Affiliates to seek any such indemnification against the Company and the Transferring Subsidiary. The Buyer and the Intangibles Purchaser hereby acknowledge and agree that any actual or constructive knowledge on the part of the Company of any breach of any of the representations and warranties of the Buyer and the Intangibles Purchaser contained in this Agreement to be true and correct shall in no way affect or limit the applicability of the indemnification provisions contained in this Article X or the ability of the Company and any of its Affiliates to seek any such indemnification against the Buyer and the Intangibles Purchaser.
10.9 Insurance. Each indemnified party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under this Article X. The amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Losses in excess of the sum of (i) reasonable out-of-pocket costs and expenses relating to collection under such policies, (ii) any deductible associated therewith to the extent paid and (iii) any corresponding increase in insurance premiums or other chargebacks arising or resulting from or in respect of insurance payments for the Losses.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
ARTICLE XI
MISCELLANEOUS
11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i) if to the Company or the Transferring Subsidiary, to it at:
Nektar Therapeutics
201 Industrial Road
San Carlos, California 94070
Attention: Gil M. Labrucherie
Facsimile: +1 (650) 620-5360

with copies to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention: Sam Zucker
Facsimile: +1 (650) 473-2601
(ii) if to the Buyer or the Intangibles Purchaser, to it at:
Novartis Pharmaceuticals Corporation
One Health Plaza
East Hanover, NJ 07936
Attention: General Counsel
Facsimile: +1 (973) 781-5260

with copies to:

Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel
Switzerland
Attention: General Counsel
Facsimile: +41 (61) 324-6859

Novartis International AG
Lichtstrasse 35
CH-4056 Basel
Switzerland
Attention: Joerg Walther
Facsimile: +41 (61) 324-7476

and

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Adam Golden
Facsimile: +1 (212) 836-8689

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
11.2 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart. Any party may execute this Agreement by facsimile or scanned signature, and the other parties will be entitled to rely on such facsimile or scanned signature as conclusive evidence that this Agreement has been duly executed by such party.
11.3 Bulk Sales. The parties hereto agree to waive compliance with the provisions of the Laws of any jurisdiction relating to a bulk sale or transfer of assets that may be applicable to the transactions contemplated by this Agreement; provided, however, that to the extent the Buyer or the Intangibles Purchaser is required to make any payments with respect to any provisions of the Laws of any jurisdiction relating to a bulk sale that may be applicable to the transactions contemplated by this Agreement, the Company shall indemnify the Buyer for such payments pursuant to Section 10.1(a)(ii).
11.4 Further Assurances. From time to time after the Closing and without further consideration, the parties hereto shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such documents and instruments of conveyance, assignment, assumption, transfer and delivery and take or cause to be taken such other actions as the Buyer or the Company, as applicable, may reasonably request in order to carry out the purpose and intention of this Agreement and the Transaction Documents, including to consummate more effectively the purchase, sale, conveyance, assignment, assumption, transfer and delivery of the Transferred Assets as contemplated by this Agreement, to vest in the Buyer or the Intangibles Purchaser title to the Transferred Assets, to document and evidence the Company’s or the Transferring Subsidiary’s, as applicable, continuing ownership or control of the Retained Assets, to evidence the assumption of the Assumed Liabilities by the Buyer and the Intangibles Purchaser or as otherwise appropriate to consummate the transactions contemplated by this Agreement and the Transaction Documents.
11.5 Entire Agreement. This Agreement and the agreements, documents, certificates and instruments referred to herein or delivered pursuant hereto, including the Confidentiality Agreement, the Exclusive License Agreement and the Service Agreements, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and terminate and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and thereof.
11.6 No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement (except as expressly set forth in Article X hereof), expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or Liabilities under or by reason of this Agreement.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that the Buyer and/or the Intangibles Purchaser may assign in writing its rights and obligations, in whole or in part, to one or more of its Affiliates, but the Buyer shall remain jointly and severally liable with any such assignee(s) with respect to all obligations and liabilities of the Buyer and/or the Intangibles Purchaser hereunder.
11.8 Amendment and Modification; Waiver. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Closing, the parties hereto may, to the extent legally permitted, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement by a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
11.9 Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court or state court sitting in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof. In addition, each of the parties hereto (a) hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the federal courts located in the State of New York, or, if such federal courts lack jurisdiction, in the state courts of the State of New York located in Manhattan, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
11.10 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
11.11 Costs and Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated and except as otherwise provided in this Agreement, the Company and the Transferring Subsidiary, on the one hand, and the Buyer and the Intangibles Purchaser, on the other hand, shall each bear their own costs and expenses (including attorneys’ fees and costs) incurred in connection with this Agreement and the transactions contemplated by this Agreement, except that fees relating to any filings pursuant to the HSR Act and ARC shall be shared equally.
11.12 Mutual Drafting. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.
11.13 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.
11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
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***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

“COMPANY” NEKTAR THERAPEUTICS
By:	/s/ Gil M. Labrucherie
	Name:	Gil M. Labrucherie
	Title:	General Counsel

“TRANSFERRING SUBSIDIARY” AEROGEN, INC.
By:	/s/ Gil M. Labrucherie
	Name:	Gil M. Labrucherie
	Title:	Secretary

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

“BUYER” NOVARTIS PHARMACEUTICALS CORPORATION
By:	/s/ Ludwig Hantson
	Name:	Ludwig Hantson
	Title:	Chief Executive Officer

“INTANGIBLES PURCHASER” NOVARTIS PHARMA AG
By:	/s/ Joseph Jimenez
	Name:	Joseph Jimenez
	Title:	Chief Executive Officer

By:	/s/ Jörg Walther
	Name:	Jörg Walther
	Title:	Authorized Signatory

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
SOLELY FOR THE PURPOSES OF
SECTION 5.15 AND ARTICLE XI HEREOF:

“NEKTAR UK” NEKTAR THERAPEUTICS UK LIMITED
By:	/s/ Gil M. Labrucherie
	Name:	Gil M. Labrucherie
	Title:	Director

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]